UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☐ Soliciting Material Pursuant to §240.14a-12

Wyndham Worldwide Corporation
(Name of Registrant as Specified In Its Charter)

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NOTICE OF 2009 ANNUAL MEETING
OF SHAREHOLDERS AND
PROXY STATEMENT

Wyndham Worldwide Corporation
22 Sylvan Way
Parsippany, New Jersey 07054

April 1, 2009

Dear Shareholder of Wyndham Worldwide Corporation,

You are cordially invited to attend the 2009 Annual Meeting of Shareholders to be held on Tuesday, May 12, 2009.

The meeting will start at 2:00 p.m. local time at Birchwood Manor, 111 North Jefferson Road, Whippany, New Jersey 07981.

I appreciate your continued support of Wyndham Worldwide Corporation and look forward to seeing you on May 12, 2009.

Very truly yours,

Stephen P. Holmes
Chairman and Chief Executive Officer

WYNDHAM WORLDWIDE CORPORATION

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

April 1, 2009

Date:	Tuesday, May 12, 2009
Time:	2:00 p.m. local time
Place:	Birchwood Manor 111 North Jefferson Road Whippany, New Jersey 07981

Purposes of the meeting:

•	to elect three directors for a three-year term;

•	to vote on a proposal to ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal year 2009;

•	to vote on a proposal to approve the amendment and restatement of the Wyndham Worldwide Corporation 2006 Equity and Incentive Plan primarily for purposes of Section 162(m) of the Internal Revenue Code;

•	to vote on two shareholder proposals; and

•	to transact any other business that may be properly brought before the meeting or any adjournment or postponement of the meeting.

The matters specified for voting above are more fully described in the attached proxy statement. Only our shareholders of record at the close of business on March 16, 2009 will be entitled to notice of and to vote at the meeting and any adjournments.

Who may attend the meeting:

Only shareholders, persons holding proxies from shareholders, invited representatives of the media and financial community and other guests of Wyndham Worldwide Corporation may attend the meeting.

What to bring:

If you received (or requested and received) a printed copy of the proxy materials, you should bring the enclosed Admission Ticket to gain admission to the meeting. If you received a Notice of Internet Availability of Proxy Materials (Notice) or voting instructions and will not be requesting a printed copy of the proxy materials, please bring the Notice or voting instructions with you as your Admission Ticket. You must bring with you a picture identification such as a valid driver’s license or passport for purposes of personal identification.

If your shares are held in the name of a broker, trust, bank or other nominee, you will also need to bring a proxy, letter or recent account statement from that broker, trust, bank or nominee that confirms that you are the beneficial owner of those shares.

Record Date:

March 16, 2009 is the record date for the meeting. This means that owners of Wyndham Worldwide common stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting.

Information About the Notice of Internet Availability of Proxy Materials:

This year, instead of mailing a printed copy of our proxy materials, including our Annual Report, to all of our shareholders, we have decided to provide access to these materials in a fast and efficient manner via the Internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all shareholders. Accordingly, on or about April 2, 2009, we will begin mailing a Notice to all shareholders owning less than 1,000 shares as of March 16, 2009, and will post our proxy materials on the website referenced in the Notice. As more fully described in the Notice, shareholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Householding Information:

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, shareholders of record who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the Notices for all shareholders having that address. The Notice for each shareholder will include that shareholder’s unique control number needed to vote his or her shares. This procedure will reduce our printing costs and postage fees.

If, in the future, you do not wish to participate in householding and prefer to receive your Notice in a separate envelope, please contact our transfer agent, BNY Mellon Shareowner Services, by calling their toll-free number at (800) 504-8998 or through their website at www.bnymellon.com/shareowner/isd.

For those shareholders who have the same address and last name and who request to receive a printed copy of the proxy materials by mail, we will send only one copy of such materials to each address unless one or more of those shareholders notifies us, in the same manner described above, that they wish to receive a printed copy for each shareholder at that address.

Beneficial shareholders may request information about householding from their banks, brokers or other holders of record.

Proxy Voting:

Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the annual meeting. You can vote by Internet, by telephone, by requesting a printed copy of the proxy materials and using the enclosed proxy card or in person at the annual meeting.

Our proxy tabulator, Mellon Investor Services LLC, must receive any proxy that will not be delivered in person to the annual meeting by 11:59 p.m., Eastern Daylight Time on Monday, May 11, 2009.

By order of the Board of Directors,

Lynn A. Feldman
Corporate Secretary

PROXY STATEMENT	1
When and where will the annual meeting be held?	1
What are shareholders being asked to vote on at the meeting?	1
Who may vote and how many votes does a shareholder have?	1
How many votes must be present to hold the meeting?	2
How do I vote?	2
How does the Board recommend that I vote?	2
How many votes are required to approve each proposal?	3
How do I attend the meeting?	3
Can I change or revoke my vote?	3
How are proxies solicited?	3
How do I make a shareholder proposal for the 2010 meeting?	4

GOVERNANCE OF THE COMPANY	5
Corporate Governance Guidelines	5
Director Independence Criteria	5
Guidelines for Determining Director Independence	6
Committees of the Board	7
Committee Membership	8
Executive Sessions of Non-Management Directors	9
Communications with the Board and Directors	9
Code of Business Conduct and Ethics	9
Director Attendance at Annual Meeting of Shareholders	9
Director Nomination Process	9
Audit Committee Report	10
Compensation of Directors	11
2008 Director Compensation	12
2009 Director Compensation	12
Stock Ownership Guidelines	13
Ownership of Company Stock	13

ELECTION OF DIRECTORS	15

EXECUTIVE COMPENSATION	18
Compensation Discussion and Analysis	18
Compensation Committee Report	31
2008 Summary Compensation Table	32
All Other Compensation Table	33
2008 Grants of Plan-Based Awards Table	35
Outstanding Equity Awards at 2008 Fiscal Year-End Table	36
2008 Option Exercises and Stock Vested Table	37
2008 Nonqualified Deferred Compensation Table	37
Agreements with Named Executive Officers	38
Potential Payments on Termination or Change-In-Control	42
Potential Payments Upon Termination of Employment Table	42
Related Party Transactions	44

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	45

PROPOSAL TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE WYNDHAM WORLDWIDE CORPORATION 2006 EQUITY AND INCENTIVE PLAN PRIMARILY FOR PURPOSES OF SECTION 162(m) OF THE INTERNAL REVENUE CODE	46

SHAREHOLDER PROPOSALS	55
Shareholder Proposal No. 1 — Shareholder Proposal Concerning Severance Agreements	55
Shareholder Proposal No. 2 — Shareholder Proposal Concerning Independent Chairman of the Board	59

APPENDIX A: WYNDHAM WORLDWIDE CORPORATION 2006 EQUITY AND INCENTIVE PLAN (AMENDED AND RESTATED AS OF MAY 12, 2009)	A-1

i

WYNDHAM WORLDWIDE CORPORATION

PROXY STATEMENT

The enclosed proxy materials are provided to you at the request of the Board of Directors of Wyndham Worldwide Corporation (Board) to encourage you to vote your shares at our 2009 annual meeting of shareholders. This proxy statement contains information on matters that will be presented at the meeting and is provided to assist you in voting your shares. References in this proxy statement to “we,” “us,” “our,” and “Wyndham Worldwide” refer to Wyndham Worldwide Corporation and our consolidated subsidiaries.

Our Board made these materials available to you over the Internet or, upon your request, mailed you printed versions of these materials in connection with our 2009 annual meeting. We will mail a Notice of Internet Availability of Proxy Materials (Notice) to our shareholders beginning on or about April 2, 2009 and will post our proxy materials on our website referenced in the Notice on that same date. We are, on behalf of our Board, soliciting your proxy to vote your shares at our 2009 annual meeting of shareholders. We solicit proxies to give all shareholders of record an opportunity to vote on matters that will be presented at the annual meeting. In this proxy statement, you will find information on these matters, which is provided to assist you in voting your shares.

When and where will the annual meeting be held?

The annual meeting will be held on May 12, 2009 at 2:00 p.m. local time at Birchwood Manor, 111 North Jefferson Road, Whippany, New Jersey 07981.

What are shareholders being asked to vote on at the meeting?

You are being asked to vote on the following:

•	the election of three directors for a three-year term; nominations for director must comply with our by-laws including the applicable notice requirements;

•	the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal year 2009;

•	to approve the amendment and restatement of the Wyndham Worldwide Corporation 2006 Equity and Incentive Plan primarily for purposes of Section 162(m) of the Internal Revenue Code;

•	to consider two shareholder proposals, if properly presented at the meeting; and

•	to transact any other business that may be properly brought before the meeting or any adjournment or postponement of the meeting.

We are not aware of any other matters that will be brought before the shareholders for a vote at the annual meeting. If any other matters are properly presented for a vote, the individuals named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

Who may vote and how many votes does a shareholder have?

All holders of record of our common stock as of the close of business on March 16, 2009 (record date) are entitled to vote at the meeting. Each shareholder will have one vote for each share of our common stock held as of the close of business on the record date. As of the record date, 178,077,214 shares of our common stock were outstanding. There is no cumulative voting and the holders of our common stock vote together as a single class.

How many votes must be present to hold the meeting?

The holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting, or 89,038,608 shares, must be present, in person or by proxy, at the meeting in order to constitute a quorum necessary to conduct the meeting. Abstentions and broker non-votes will be counted for the purposes of establishing a quorum at the meeting.

We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that a quorum has been achieved.

How do I vote?

Even if you plan to attend the meeting you are encouraged to vote by proxy.

If you are a shareholder of record, also known as a registered shareholder, you may vote by proxy in one of the following ways:

•	by telephone by calling the toll-free number (866) 540-5760 (have your Notice or proxy card in hand when you call);

•	by Internet at http://www.proxyvoting.com/wyn (have your Notice or proxy card in hand when you access the website);

•	if you received (or requested and received) a printed copy of the annual meeting materials, by returning the enclosed proxy card (signed and dated) in the envelope provided; or

•	in person at the annual meeting (please see below under “How do I attend the meeting?”).

If your shares are registered in the name of a bank, broker or other nominee, follow the proxy instructions on the form you receive from the nominee. The availability of telephone and Internet proxy will depend on the nominee’s proxy processes. You may also vote in person at the annual meeting (please see below under “How do I attend the meeting?”).

When you vote by proxy, your shares will be voted according to your instructions. If you sign your proxy card, vote by Internet or by telephone, but do not specify how you want your shares to be voted, they will be voted as the Board recommends.

For participants in the Wyndham Worldwide Corporation Employee Savings Plan, with shares of our common stock credited to their accounts, voting instructions for the trustees of the plan are also being solicited through this proxy statement. In accordance with the provisions of the plan, the trustee will vote shares of our common stock in accordance with instructions received from the participants to whose accounts the shares are credited.

How does the Board recommend that I vote?

The Board recommends the following votes:

•	FOR the election of each of the director nominees;

•	FOR the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal year 2009;

•	FOR approval of the amendment and restatement of the Wyndham Worldwide Corporation 2006 Equity and Incentive Plan primarily for purposes of Section 162(m) of the Internal Revenue Code; and

•	AGAINST the two shareholder proposals.

How many votes are required to approve each proposal?

In the election of directors, the affirmative vote of a plurality of the votes present in person or by proxy and entitled to vote at the meeting is required. In other words, the director nominees receiving the greatest number of votes will be elected. Abstentions will have no effect on the outcome of the vote.

For all other proposals, the affirmative vote of the holders of a majority of the shares represented at the meeting in person or by proxy and entitled to vote on the proposal will be required for approval. An abstention will have the effect of a vote against any of these proposals.

If your shares are registered in the name of a bank, broker or other nominee and you do not give your broker or other nominee specific voting instructions for your shares, under rules of the New York Stock Exchange your record holder has discretion to vote your shares on proposals relating to what are deemed to be “routine” matters, which include the election of directors and the ratification of auditors, and do not have discretion to vote on proposals relating to what are deemed to be “non-routine” matters, which include the approval of the amendment and restatement of the Wyndham Worldwide Corporation 2006 Equity and Incentive Plan primarily for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (Code) and the shareholder proposals.

A “broker non-vote” occurs when a broker or other nominee submits a proxy that states that the broker does not vote for some or all of the proposals, because the broker has not received instructions from the beneficial owner on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions. Although broker non-votes will be considered as represented for purposes of determining a quorum, broker non-votes are not counted in the tabulation of the voting results. Thus, a broker non-vote will make a quorum more readily obtainable and will not count as a vote against a proposal that requires a majority of the votes represented at the meeting.

How do I attend the meeting?

If you received (or requested and received) a printed copy of the proxy materials, you should bring the enclosed Admission Ticket to gain admission to the meeting. If you received a Notice or voting instructions and will not be requesting a printed copy of the proxy materials, please bring the Notice or voting instructions with you as your Admission Ticket. You must bring with you a picture identification such as a valid driver’s license or passport for purposes of personal identification.

If your shares are held in the name of a broker, trust, bank or other nominee, you will also need to bring a proxy, letter or recent account statement from that broker, trust, bank or nominee that confirms that you are the beneficial owner of those shares.

Can I change or revoke my vote?

You may change or revoke your proxy at any time prior to the voting at the meeting by submitting a later dated proxy, by entering new instructions by Internet or telephone, by giving timely written notice of such change or revocation to the Corporate Secretary or by attending the meeting and voting in person and requesting that your prior proxy not be used.

How are proxies solicited?

Georgeson Inc. has been retained to assist in soliciting proxies at a cost of $9,000 plus reasonable expenses. Proxies may also be solicited by our officers, directors and employees personally, by mail, telephone or other electronic means. We will pay all costs relating to the solicitation of proxies. We will also reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses in forwarding proxy materials to beneficial owners of our common stock.

How do I make a shareholder proposal for the 2010 meeting?

Shareholders interested in presenting a proposal for inclusion in our proxy statement and proxy relating to our 2010 Annual Meeting of Shareholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and our By-Laws. To be eligible for inclusion in next year’s proxy statement, shareholder proposals must be received by the Corporate Secretary at our principal executive offices no later than the close of business on November 14, 2009. In general, any shareholder proposal to be considered at next year’s annual meeting, but not included in the proxy statement, must be submitted in writing to and received by the Corporate Secretary at our principal executive offices not earlier than the close of business on December 26, 2009 and not later than the close of business on January 25, 2010. However, if the date of the 2010 Annual Meeting of Shareholders is not within 30 days before or after May 12, 2010, then a shareholder will be able to submit a proposal for consideration at the annual meeting not later than the 10th day following the day on which public disclosure of the date of the annual meeting was made or such notice of the date of such annual meeting was mailed, whichever occurs first. Any notification to bring any proposal before the 2009 Annual Meeting of Shareholders must comply with the requirements of our By-Laws. A shareholder may obtain a copy of our By-Laws on our website or by writing to our Corporate Secretary.

Our Corporate Governance Committee will take into consideration nominees for election to the Board submitted by shareholders in accordance with the criteria and procedures described in this proxy statement under Director Nomination Process. The Corporate Governance Committee will also consider shareholder recommendations for candidates to the Board sent to the Committee c/o the Corporate Secretary. In order to submit a nomination or a recommendation, a shareholder must comply with provisions of applicable law and our By-Laws.

GOVERNANCE OF THE COMPANY

Strong corporate governance is an integral part of our core values. Our Board is committed to having sound corporate governance principles and practices. Please visit our website at www.WyndhamWorldwide.com under the Corporate Governance page for the Board’s Corporate Governance Guidelines and Director Independence Criteria, the Board-approved charters for the Audit, Compensation and Corporate Governance Committees and related information. These guidelines and charters may be obtained by writing to our Corporate Secretary at Wyndham Worldwide Corporation, 22 Sylvan Way, Parsippany, New Jersey 07054.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that, along with the charters of the Board Committees, Director Independence Criteria and Code of Business Conduct and Ethics for Directors, provide the framework for our governance. The governance rules for companies listed on the New York Stock Exchange and those contained in the Sarbanes-Oxley Act of 2002 and related regulations are reflected in the guidelines. The Board will review these principles and other aspects of governance periodically. The Corporate Governance Guidelines are available on the Corporate Governance page of our website at www.WyndhamWorldwide.com.

Director Independence Criteria

The Board adopted the Director Independence Criteria set out below for its evaluation of the materiality of director relationships with us. The Director Independence Criteria contain independence standards that exceed the independence standards specified in the listing standards of the New York Stock Exchange. The Director Independence Criteria are available on the Corporate Governance page of our website at www.WyndhamWorldwide.com.

A director who satisfies all of the following criteria shall be presumed to be independent under our Director Independence Criteria:

•	Wyndham Worldwide Corporation does not currently employ, and has not within the last three years employed, the director or any of his or her immediate family members (except, in the case of immediate family members, in a non-executive officer capacity).

•	The director is not currently, and has not within the last three years been, employed by Wyndham Worldwide Corporation’s present auditors, nor has any of his or her immediate family members been so employed (except in non-professional capacity not involving Wyndham Worldwide Corporation’s business).

•	Neither the director, nor any of his or her immediate family members, is, or has been within the last three years, part of an “interlocking directorate” in which an executive officer of Wyndham Worldwide Corporation serves on the compensation (or equivalent) committee of another company that employs the director or his or her immediate family member as an executive officer.

•	The director is not a current employee, nor is an immediate family member a current executive officer, of a company that has made payments to, or received payments from, Wyndham Worldwide Corporation for property or services in an amount in any of the last three fiscal years, exceeding the greater of $750,000 or 1% of such other company’s consolidated gross revenues.

•	The director currently does not have, or had within the past three years, a personal services contract with Wyndham Worldwide Corporation, its Chairman and Chief Executive Officer or other executive officer.

•	The director has not received, and such director’s immediate family member has not received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from Wyndham Worldwide Corporation (other than Wyndham Worldwide Corporation Board of Director fees).

•	The director is not currently an officer or director of a foundation, university or other non-profit organization to which Wyndham Worldwide Corporation within the last three years gave directly or indirectly through the provision of services, more than the greater of (i) 1% of the consolidated gross revenues of such organization during any single fiscal year or (ii) $100,000.

Guidelines for Determining Director Independence

Our Corporate Governance Guidelines and Director Independence Criteria provide for director independence standards that meet or exceed those of the New York Stock Exchange. These standards require the Board to affirmatively determine that each director has no material relationship with Wyndham Worldwide other than as a director.

In accordance with these standards and criteria, the Board undertook its annual review of the independence of its directors. During this review, the Board considered whether there are any relationships between each director or any member of his or her immediate family and us and our subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between directors or any member of their immediate family or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder and us. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that the following directors are independent of us and our management as required by the New York Stock Exchange listing standards and the Director Independence Criteria: Myra J. Biblowit, George Herrera, The Right Honourable Brian Mulroney, Pauline D.E. Richards and Michael H. Wargotz. Under New York Stock Exchange rules, Mr. Buckman, as a former executive officer of our former parent corporation, Cendant Corporation (now Avis Budget Group), may not be deemed to be independent until August 2009, three years from the effective date of the spin-off. All members of the Audit, Compensation and Corporate Governance Committees are independent directors as required by the New York Stock Exchange listing standards, Securities and Exchange Commission (SEC) rules as applicable and the Director Independence Criteria.

The Board follows a number of procedures to review, and if necessary and appropriate, ratify related party transactions. We maintain a written policy governing related party transactions that requires Board approval of related party transactions exceeding $10,000. Each Board member answers a questionnaire designed to disclose conflicts and related party transactions. We also review our internal records for related party transactions. Based on a review of these standards and materials, none of the directors determined by the Board to be independent had or has any relationship with us other than as a director. Accordingly, the Board did not need to consider any director relationship with us to make its determination of director independence.

Committees of the Board

The following describes our Board Committees. The composition of the Committees is provided immediately after.

Audit Committee

Responsibilities include:

•	Appoints our independent registered public accounting firm, subject to shareholder ratification, to perform an integrated audit of our consolidated financial statements and internal control over financial reporting.

•	Pre-approves all services performed by our independent registered public accounting firm.

•	Provides oversight on the external reporting process and the adequacy of our internal controls.

•	Reviews the scope, planning, staffing and budgets of the audit activities of the independent registered public accounting firm and our internal auditors and evaluates audit efforts of both, including reviews of reports.

•	Reviews services provided by our independent registered public accounting firm and other disclosed relationships as they bear on the independence of our independent registered public accounting firm and establishes clear hiring policies with respect to employees or former employees of the independent auditor.

•	Reviews the Code of Business Conduct and Ethics and related compliance activities.

•	Establishes procedures for the receipt, retention and resolution of complaints regarding accounting, internal controls or auditing matters.

All members of the Audit Committee are independent directors under the Board’s Director Independence Criteria and applicable regulatory and listing standards. The Board in its business judgment has determined that each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements in accordance with applicable listing standards. The Board has also determined that both Pauline D.E. Richards and Michael H. Wargotz are audit committee financial experts within the meaning of applicable SEC rules.

See the Audit Committee Report below. The Audit Committee Charter is available on the Corporate Governance page of our website at www.WyndhamWorldwide.com.

Compensation Committee

Responsibilities include:

•	Establishes executive compensation policy consistent with corporate objectives and shareholder interests.

•	Reviews and approves elements of CEO and other senior management compensation.

•	Approves equity grants under our compensation plans.

All members of the Compensation Committee are independent directors under the Board’s Director Independence Criteria and applicable regulatory and listing standards.

See the Compensation Committee Report below. The Compensation Committee Charter is available on the Corporate Governance page on our website at www.WyndhamWorldwide.com.

Corporate Governance Committee

Responsibilities include:

•	Recommends to the Board nominees for election to the Board.

•	Reviews principles, policies and procedures affecting directors and the Board’s operation and effectiveness.

•	Oversees evaluation of the Board and its effectiveness.

•	Reviews and approves director compensation.

All members of the Corporate Governance Committee are independent directors under the Board’s Director Independence Criteria and applicable regulatory and listing standards.

The Corporate Governance Committee Charter is available on the Corporate Governance page on our website at www.WyndhamWorldwide.com.

Executive Committee

The Executive Committee may exercise all of the authority of the Board when the Board is not in session, including the authorization of the issuance of stock, except that the Executive Committee does not have the authority to alter, amend or repeal the by-laws or any resolution or resolutions of the Board, declare any dividend or make any other distribution to shareholders, appoint any member of the Executive Committee or take any other action which legally may be taken only by the full Board.

Committee Membership

The following chart shows the current committee membership and the number of meetings that each committee held since January 1, 2008.

	Audit	Compensation	Governance	Executive
Director	Committee	Committee	Committee	Committee
Myra J. Biblowit		M	M

James E. Buckman				M

George Herrera	M		C

Stephen P. Holmes				C

The Right Honourable Brian Mulroney		C	M

Pauline D.E. Richards	M	M

Michael H. Wargotz	C			M

Number of Meetings in 2008	15	11	3	1

M = Member
  C = Chair

Directors fulfill their responsibilities not only by attending Board and committee meetings but also through communication with the Chairman and CEO and other members of management relative to matters of mutual interest and concern to Wyndham Worldwide.

The Board held five meetings during 2008. Each director attended at least 75% of the meetings of the Board and the committees of the Board on which the director served.

Executive Sessions of Non-Management Directors

The Board met three times during 2008 in executive session without any members of management present, whether or not they are directors. The Board met once during 2008 in executive session with only independent directors present. Directors meeting in executive session select a presiding director for each executive session.

Communications with the Board and Directors

Shareholders and other parties interested in communicating directly with the Board, an individual non-employee director or the non-employee directors as a group may do so by writing our Corporate Secretary at Wyndham Worldwide Corporation, 22 Sylvan Way, Parsippany, New Jersey 07054. The Corporate Secretary will forward the correspondence only to the intended recipients. However, prior to forwarding any correspondence, the Corporate Secretary will review it and, in her discretion, not forward correspondence deemed to be of a commercial nature.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics for Directors with ethics guidelines specifically applicable to directors. In addition, we adopted Business Principles applicable to all our employees, including our CEO, CFO and Chief Accounting Officer. The Code of Business Conduct and Ethics for Directors and our Business Principles are available on the Corporate Governance page of our website at www.WyndhamWorldwide.com. Copies of these documents may also be obtained free of charge by writing to our Corporate Secretary. We will disclose on our website any amendment to or waiver from a provision of our Business Principles that applies to our CEO, CFO or Chief Accounting Officer.

Director Attendance at Annual Meeting of Shareholders

As provided in the Board’s Corporate Governance Guidelines, directors are expected to attend our annual meeting of shareholders absent exceptional cause. All of our directors attended our 2008 annual meeting and are expected to attend the 2009 annual meeting.

Director Nomination Process

Role of Corporate Governance Committee.  The Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board when considering potential candidates to serve on the Board. Nominees for director are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to Board duties.

Identification and Evaluation Process.  The process for identifying and evaluating nominees to the Board is initiated by identifying a candidate who meets the criteria for selection as a nominee and has the specific qualities or skills being sought based on input from members of the Board and, if the Corporate Governance Committee deems appropriate, a third-party search firm. These candidates will be evaluated by the Corporate Governance Committee by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references. Qualified nominees will be interviewed by at least one member of the Corporate Governance Committee. Using the input from the interview and other information obtained by the Corporate Governance Committee, the Corporate Governance Committee evaluates whether the prospective candidate is qualified to serve as a director and whether the Corporate Governance Committee should recommend to the Board that the Board nominate the prospective candidate for election by the shareholders or to fill a vacancy on the Board.

Shareholder Nominations and By-Law Procedures.  The Corporate Governance Committee will consider written proposals from shareholders for nominees for director. Nominations should be submitted to the Corporate Governance Committee, c/o the Corporate Secretary, and include at least the following: name of the shareholder and evidence of the person’s ownership of our common stock, number of shares owned and the length of time of ownership, name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director and the person’s consent to be named as a director if selected by the Corporate Governance Committee and nominated by the Board.

Our By-Laws establish procedures pursuant to which a shareholder may nominate a person for election to the Board. Our By-Laws are posted on our website under Corporate Governance at www.WyndhamWorldwide.com. To nominate a person for election to the Board, a shareholder must set forth all information relating to the nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors or is otherwise required in each case pursuant to Section 14 under the Securities Exchange Act of 1934, as amended (and the related rules and regulations). Such notice must also contain information specified in the By-Laws as to the director nominee, information about the shareholder making the nomination, including name and address, number of shares owned, and representations regarding the intention to make such a nomination and to solicit proxies in support of it. We may require any proposed nominee to furnish information concerning his or her eligibility to serve as an independent director or that could be material to a reasonable shareholder’s understanding of the independence of the nominee.

To nominate a person for election to the Board at our annual meeting of shareholders, written notice of a shareholder nomination must be delivered to our Corporate Secretary not less than 90 nor more than 120 days prior to the anniversary date of the prior year’s annual meeting. However, if our annual meeting is advanced or delayed by more than 30 days from the anniversary date of the previous year’s meeting, a shareholder’s written notice will be timely if it is delivered by no later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting is made or the notice of the date of the annual meeting was mailed, whichever occurs first. A shareholder may make nominations of persons for election to the Board at a special meeting if the shareholder delivers written notice to our Corporate Secretary not later than the close of business on the 10th day following the day on which public disclosure of the date such special meeting was made or notice of such special meeting was mailed, whichever occurs first. At a special meeting of shareholders, only such business may be conducted as shall have been brought before the meeting pursuant to our notice of meeting.

Evaluation of Shareholder Recommendations of Nominees.  The Corporate Governance Committee intends to use a substantially similar evaluation process as discussed above to evaluate nominees for director recommended by shareholders.

Audit Committee Report

The Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities for the external reporting process and the adequacy of Wyndham Worldwide’s internal controls. Specific responsibilities of the Audit Committee are set forth in the Audit Committee Charter adopted by the Board on July 13, 2006. The Charter is available on the Corporate Governance page of our website at www.WyndhamWorldwide.com.

The Audit Committee is comprised of three directors, all of whom meet the standards of independence adopted by the New York Stock Exchange and the SEC. Subject to shareholder ratification, the Audit

Committee appoints Wyndham Worldwide’s independent registered public accounting firm. The Audit Committee approves in advance all services to be performed by Wyndham Worldwide’s independent registered public accounting firm in accordance with SEC rules, subject to the de minimis exceptions for non-audit services.

Management is responsible for Wyndham Worldwide’s financial statements and reporting process, for establishing and maintaining adequate internal controls over financial reporting, and for assessing the effectiveness of Wyndham Worldwide’s internal controls over financial reporting. Deloitte & Touche LLP, Wyndham Worldwide’s independent registered public accounting firm, is responsible for the integrated audit of Wyndham Worldwide’s consolidated financial statements and internal control over financial reporting. The Audit Committee has reviewed and discussed Wyndham Worldwide’s 2008 annual report on Form 10-K, including the audited consolidated financial statements of Wyndham Worldwide for the year ended December 31, 2008, with management and with representatives of Deloitte & Touche LLP.

The Audit Committee has also discussed with Deloitte & Touche LLP matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board (“PCAOB”), including Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended, and as adopted by the PCAOB, as well as Rule 2-07 of Regulation S-X of the SEC — Communication with audit committees. The Audit Committee has received from Deloitte & Touche LLP the written disclosures required by applicable standards of the PCAOB regarding Deloitte & Touche LLP’s independence, and has discussed with Deloitte & Touche LLP its independence.

The Audit Committee has also considered whether Deloitte & Touche LLP providing limited non-audit services to Wyndham Worldwide is compatible with maintaining its independence. The Audit Committee has satisfied itself as to the independence of Deloitte & Touche LLP.

Based on the Audit Committee’s review of the audited consolidated financial statements of Wyndham Worldwide and management’s annual report on internal control over financial reporting, and on the Audit Committee’s discussions with management of Wyndham Worldwide and with Deloitte & Touche LLP, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements and management’s annual report on internal control over financial reporting be included in Wyndham Worldwide’s Annual Report on Form 10-K for the year ended December 31, 2008.

AUDIT COMMITTEE

Michael H. Wargotz (Chair)
George Herrera
Pauline D.E. Richards

Compensation of Directors

Non-employee directors receive compensation for Board service designed to compensate directors for their Board responsibilities and align their interests with the long-term interests of shareholders. An employee director receives no additional compensation for Board service.

The following table describes compensation for non-employee directors for 2008.

2008 Director Compensation

	Fees Paid	Stock	Option	All Other
Name	in Cash	Awards	Awards	Compensation	Total
	($)	($)(a)(b)(c)	($)(a)(d)	($)(e)(f)	($)
Myra J. Biblowit	81,319	81,208	--	8,383	170,910

James E. Buckman	79,028	78,984	--	15	158,027

George Herrera	85,048	84,974	--	8,359	178,381

The Right Honourable Brian Mulroney	--	170,006	--	2,007	172,013

Pauline D.E. Richards	83,801	83,701	--	10	167,512

Michael H. Wargotz	89,047	88,972	--	23	178,042

(a)	Represents amounts recognized for financial statement reporting purposes for 2008 for outstanding deferred stock units in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (SFAS No. 123(R)). A discussion of the assumptions used in calculating these values may be found in Note 17 to our 2008 audited financial statements of our annual report on Form 10-K.

(b)	Shares of our common stock issuable for deferred stock units at December 31, 2008 are as follows: Ms. Biblowit, 17,416; Mr. Buckman, 11,296; Mr. Herrera, 15,149; Mr. Mulroney, 37,194; Ms. Richards, 17,185; and Mr. Wargotz, 12,424.

(c)	Includes deferred stock units credited for dividends paid on deferred stock units outstanding on the record date for such dividends.

(d)	Shares of our common stock which the directors have the right to acquire through the exercise of stock options (converted from Cendant stock options in connection with the spin-off) as of December 31, 2008 are as follows: Ms. Biblowit, 22,932; Mr. Buckman, 501,175; and Mr. Mulroney, 12,508.

(e)	Includes charitable matching contributions made on behalf of the director as follows: Ms. Biblowit, $8,375; Mr. Herrera, $8,335; and Mr. Mulroney, $2,000.

(f)	Includes nominal residual cash balance due to dividend fractional shares.

2009 Director Compensation

The following describes compensation we will pay our non-employee directors in 2009:

Annual director retainer	$150,000
Audit Committee chair	20,000
Audit Committee member	10,000
Compensation Committee chair	15,000
Compensation Committee member	7,500
Corporate Governance Committee chair	10,000
Corporate Governance Committee member	5,000
Executive Committee member	8,000

The annual director retainer and committee chair and membership fees are paid on a quarterly basis 50% in cash and 50% in deferred stock units. The number of deferred stock units issued is based on our stock price on the quarterly determination date. Directors may elect to receive more than 50% of the retainer and fees in deferred stock units. Board members do not receive additional fees for meeting attendance.

We make available to each director a term life insurance policy owned by us with a $1.1 million death benefit payable $1 million to us, which benefit we will donate to a charitable beneficiary of the director’s choice, and $100,000 paid directly to a personal beneficiary of the director’s choice. In the event we undergo a change-in-control or a director retires, we will pay the premiums for the policies for one year from the date of the change-in-control or retirement as applicable. Directors are not required to use this benefit and not all directors have opted to use the benefit.

We provide for a company match of a director’s qualifying charitable contributions in an amount up to $10,000 per year.

We maintain a policy to make available to our directors the right to use annually one week at a Wyndham Vacation Ownership timeshare facility.

Stock Ownership Guidelines

The Corporate Governance Guidelines require each non-employee director to own at least 1,000 shares of our common stock. Deferred stock units credited to a director count towards satisfaction of the guidelines. As of December 31, 2008, all of our non-employee directors met or exceeded the ownership requirements.

Ownership of Company Stock

The following table describes the beneficial ownership of our common stock for the following persons as of December 31, 2008 (October 3, 2008 for Mr. Rudnitsky): each executive officer named in the Summary Compensation Table below (who we refer to in this proxy statement as named executive officers), each director, each person who to our knowledge beneficially owns in excess of 5% of our common stock; and all of our directors and executive officers as a group. The percentage values are based on 177,509,822 shares of our common stock outstanding as of December 31, 2008. The principal address for each director, nominee and executive officer of Wyndham Worldwide is 22 Sylvan Way, Parsippany, New Jersey 07054.

Under SEC rules, “beneficial ownership” includes shares for which the individual, directly or indirectly, has or shares voting or investment power, whether or not the shares are held for the individual’s benefit.

Name	Number of Shares		% of Class
Barrow, Hanley, Mewhinney & Strauss, Inc.	20,011,127	(a)	11.27%
Vanguard Windsor Funds — Vanguard Windsor II Fund	18,272,274	(b)	10.29%
AXA Financial, Inc.	15,676,303	(c)	8.83%
Barclays Global Investors, N.A.	13,127,557	(d)	7.40%
Thomas F. Anderson	49,633	(e)(f)	*
Geoffrey A. Ballotti	0	(e)(g)(h)	*
Myra J. Biblowit	40,348	(f)(i)	*
James E. Buckman	558,220	(f)(i)(j)	*
Franz S. Hanning	259,800	(e)(f)(g)(h)	*
George Herrera	15,149	(i)	*
Stephen P. Holmes	1,172,035	(e)(f)(g)(h)(k)	*
The Right Honourable Brian Mulroney	49,702	(f)(i)	*
Pauline D.E. Richards	17,185	(i)	*
Steven A. Rudnitsky	266,723	(f)(g)	*
Michael H. Wargotz	13,146	(i)	*
Virginia M. Wilson	115,833	(e)(f)(g)(h)	*

All directors and executive officers as a group (16 persons)	2,651,577	(l)	1.48%

*	Amount represents less than 1% of outstanding common stock.

(a)	Derived solely from information reported in a Schedule 13G under the Securities Exchange Act filed with the SEC on February 12, 2009 by Barrow, Hanley, Mewhinney & Strauss, Inc. (Barrow). Such Schedule 13G indicates that Barrow beneficially owns 20,011,127 shares of our common stock with sole voting power over 1,522,527 shares, shared voting power over 18,488,600 shares, sole dispositive power over 20,011,127 shares and shared disposition power over no shares. We believe that as of December 31, 2008, the 20,011,127 shares reported in the table above beneficially owned by Barrow include a substantial portion of the shares beneficially owned by Vanguard Windsor Funds — Vanguard Windsor II Fund (Vanguard), for whom Barrow is an investment manager. The principal business address for Barrow is 2200 Ross Avenue, 31st Floor, Dallas, Texas 75201.

(b)	Derived solely from information reported in an Amendment No. 3 to Schedule 13G under the Securities Exchange Act filed with the SEC on February 13, 2009 by Vanguard. Such Schedule 13G indicates that Vanguard beneficially owns

18,272,274 shares of our common stock with sole voting power over 18,272,274 shares, shared voting power for no shares, sole investment power for no shares and shared investment power for no shares. The principal business address for Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(c)	Derived solely from information reported in an Amendment No. 2 to Schedule 13G under the Securities Exchange Act filed with the SEC on February 13, 2009 by AXA Financial, Inc. and certain affiliates. Such Schedule 13G indicates that AXA Financial, Inc. beneficially owns 15,676,303 shares of our common stock with sole voting power over 12,288,498 shares, shared voting power over no shares, sole dispositive power over 15,676,303 shares and shared dispositive power over no shares. Such Schedule 13G further indicates that 15,669,708 of the shares reported are held by unaffiliated third-party client accounts managed by AllianceBernstein L.P., as investment adviser. AllianceBernstein L.P. is a majority-owned subsidiary of AXA Financial, Inc. The principal business address for AXA Financial, Inc. is 1290 Avenue of the Americas, New York, New York 10104.

(d)	Derived solely from information reported in a Schedule 13G under the Securities Exchange Act filed with the SEC on February 5, 2009 by Barclays Global Investors, N.A. and certain affiliates. Such Schedule 13G indicates that Barclays Global Investors, N.A. beneficially owns 13,127,557 shares of our common stock with sole voting power over 11,116,435 shares, shared voting power over no shares, sole dispositive power over 13,127,557 shares and shared disposition power over no shares. The principal business address for Barclays Global Investors, N.A. is 400 Howard Street, San Francisco, California 94015.

(e)	Excludes shares of our common stock issuable upon vesting of restricted stock units after 60 days from December 31, 2008 as follows: Mr. Holmes, 101,970; Mr. Ballotti, 58,249; Mr. Hanning, 119,138; Ms. Wilson, 74,423; and Mr. Anderson, 46,244.

(f)	Includes shares of our common stock which the directors and named executive officers have the right to acquire through the exercise of stock options within 60 days of December 31, 2008 (October 3, 2008 for Mr. Rudnitsky) as follows: Ms. Biblowit, 22,932; Mr. Buckman, 501,175; Mr. Holmes, 475,112; Mr. Mulroney, 12,508; Mr. Hanning, 72,806; Mr. Rudnitsky, 88,611; Ms. Wilson, 9,808; and Mr. Anderson, 25,911.

(g)	Includes shares of our common stock which the named executive officers have the right to acquire through the exercise of stock settled stock appreciation rights within 60 days of December 31, 2008 (October 3, 2008 for Mr. Rudnitsky) as follows: Mr. Holmes, 305,021; Mr. Ballotti, 0; Mr. Hanning, 81,467; Mr. Rudnitsky, 111,693; and Ms. Wilson, 67,440.

(h)	Excludes shares of our common stock which the named executive officers did not have the right to acquire through the exercise of stock settled stock appreciation rights within 60 days of December 31, 2008 as follows: Mr. Holmes, 735,343; Mr. Ballotti, 63,617; Mr. Hanning, 124,588; and Ms. Wilson, 82,507.

(i)	Includes shares of our common stock issuable for deferred stock units as of December 31, 2008 as follows: Ms. Biblowit, 17,416; Mr. Buckman, 11,296; Mr. Herrera, 15,149; Mr. Mulroney, 37,194; Ms. Richards, 17,185; and Mr. Wargotz, 12,424.

(j)	Includes 3,220 shares held in Mr. Buckman’s IRA account. Includes 27,069 previously deferred shares of common stock settled in cash in February 2009 by Avis Budget Group, Inc.

(k)	Includes 3,394 shares held by Mr. Holmes’ children and 22,000 shares held in charitable trust. Includes 91,955 previously deferred shares of common stock issued to Mr. Holmes in February 2009.

(l)	Includes or excludes, as the case may be, shares of common stock as indicated in the preceding footnotes.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers are required to file with the SEC reports of ownership and changes in ownership of our common stock. In 2008, all reports were filed on time.

ELECTION OF DIRECTORS

At the date of this proxy statement, the Board of Directors consists of seven members, six of whom are non-employee directors and five of whom are independent directors under applicable listing standards and our corporate governance documents. The Board is divided into three classes, each with three-year terms. The terms of the classes are staggered so that one-third of the directors, or as near to one-third as possible, are elected at each annual meeting.

At this year’s meeting, three directors are to be elected for three-year terms. The Corporate Governance Committee of the Board has nominated Stephen P. Holmes, Myra J. Biblowit and Pauline D.E. Richards. They are all presently our directors.

We do not know of any reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate.

The three nominees and the other present directors continuing in office after the meeting are listed below, with brief biographies.

Nominees for Election to the Board for a Three-Year Term
Expiring at the 2012 Annual Meeting

Stephen P. Holmes, 52, has served as the Chairman of our Board of Directors and as our Chief Executive Officer since our separation from Cendant in July 2006. Mr. Holmes was a director since May 2003 of the already-existing, wholly owned subsidiary of Cendant that held the assets and liabilities of Cendant’s hospitality services (including timeshare resorts) businesses before our separation from Cendant and has served as a director of Wyndham Worldwide since the separation in July 2006. Mr. Holmes was Vice Chairman and Director of Cendant and Chairman and Chief Executive Officer of Cendant’s Travel Content Division from December 1997 until our separation from Cendant in July 2006. Mr. Holmes was Vice Chairman of HFS Incorporated, from September 1996 until December 1997 and was a director of HFS from June 1994 until December 1997. From July 1990 through September 1996, Mr. Holmes served as Executive Vice President, Treasurer and Chief Financial Officer of HFS.

Myra J. Biblowit, 60, has served as a director since our separation from Cendant in July 2006. Ms. Biblowit was a Cendant director from April 2000 until the completion of Cendant’s separation plan in August 2006. Since April 2001, Ms. Biblowit has been President of The Breast Cancer Research Foundation. From July 1997 until March 2001, she served as Vice Dean for External Affairs for the New York University School of Medicine and Senior Vice President of the Mount Sinai-NYU Health System. From June 1991 to June 1997, Ms. Biblowit was Senior Vice President and Executive Director of the Capital Campaign for the American Museum of Natural History.

Pauline D.E. Richards, 60, has served as a director since our separation from Cendant in July 2006. Ms. Richards was a Cendant director from March 2003 until the completion of Cendant’s separation plan in August 2006. Since July 2008, Ms. Richards has served as Chief Operating Officer of Brevan Howard P&C Partners Limited, an investment management company. From November 2003 to July 2008, Ms. Richards served as Director of Development at the Saltus Grammar School, the largest private school in Bermuda. From January 2001 until March 2003, Ms. Richards served as Chief Financial Officer of Lombard Odier Darier Hentsch (Bermuda) Limited in Bermuda, a trust company business. From January 1999 until December 2000, she was Treasurer of Gulfstream Financial Limited, a stock brokerage company. From January 1999 to June 1999, Ms. Richards served as a consultant to Aon Group of Companies, Bermuda, an insurance brokerage company, after serving in different positions from 1988 through 1998. These positions included Controller, Senior Vice President and Group Financial Controller and Chief Financial Officer. Ms. Richards was chairperson of Cendant’s audit Committee from October 2004 until the completion of Cendant’s separation plan in August 2006.

Directors Continuing in Office for a Term
Expiring at the 2010 Annual Meeting

The Right Honourable Brian Mulroney, 70, has served as a director since our separation from Cendant in July 2006. Mr. Mulroney was a Cendant director from December 1997 until the completion of Cendant’s separation plan in August 2006. Mr. Mulroney was Prime Minister of Canada from 1984 to 1993 and is currently Senior Partner in the Montreal-based law firm, Ogilvy Renault. Mr. Mulroney is a director of the following public companies: Archer Daniels Midland Company Inc., Barrick Gold Corporation, Blackstone Group, L.P., Hicks Acquisition Co. I, Inc., Independent News and Media, PLC, Quebecor, Inc. (including its subsidiaries, Quebecor World, Inc. and Quebecor Media, Inc.). Mr. Mulroney was a director of HFS from April 1997 until December 1997.

Michael H. Wargotz, 50, has served as a director since our separation from Cendant in July 2006. Since December 2006, Mr. Wargotz has been the Chief Financial Advisor of NetJets, Inc., a leading provider of private aviation services. From June 2004 until November 2006, he was a Vice President of NetJets. Since January 2001, Mr. Wargotz has been a founding partner of Axcess Solutions, LLC, a strategic alliance, brand development and partnership marketing consulting firm. From January 2000 to December 2000, Mr. Wargotz pursued personal interests. From January 1998 to December 1999, Mr. Wargotz served in various leadership positions with Cendant, including President and Chief Executive Officer of its Lifestyle Division, Executive Vice President and Chief Financial Officer of its Alliance Marketing Segment and Senior Vice President, Business Development. Mr. Wargotz was a Senior Vice President with HFS from July 1994 to December 1997.

Directors Continuing in Office for a Term
Expiring at the 2011 Annual Meeting

James E. Buckman, 64, was a director since May 2003 of the already-existing, wholly owned subsidiary of Cendant that held the assets and liabilities of Cendant’s hospitality services (including timeshare resorts) businesses before our separation from Cendant and has served as a director of Wyndham Worldwide since our separation from Cendant in July 2006. Since May 1, 2007, Mr. Buckman has served as Vice Chairman of York Capital Management, a hedge fund management company headquartered in New York City. From January 2007 until May 2007, he served as a Senior Consultant to York Capital Management. Mr. Buckman was General Counsel and a director of Cendant from December 1997 until the completion of Cendant’s separation plan in August 2006. Mr. Buckman was a Vice Chairman of Cendant from November 1998 until the completion of Cendant’s separation plan in August 2006. Mr. Buckman was a Senior Executive Vice President of Cendant from December 1997 until November 1998. Mr. Buckman was Senior Executive Vice President, General Counsel and Assistant Secretary of HFS from May 1997 to December 1997, a director of HFS from June 1994 to December 1997 and Executive Vice President, General Counsel and Assistant Secretary of HFS from February 1992 to May 1997.

George Herrera, 52, has served as a director since our separation from Cendant in July 2006. Mr. Herrera was a Cendant director from January 2004 until the completion of Cendant’s separation plan in August 2006. Since December 2003, Mr. Herrera has served as President and Chief Executive Officer of Herrera-Cristina Group, Ltd., a Hispanic-owned multidisciplinary management firm. From August 1998 to January 2004, Mr. Herrera served as President and Chief Executive Officer of the U.S. Hispanic Chamber of Commerce. Mr. Herrera served as President of David J. Burgos & Associates, Inc. from December 1979 until July 1998.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE ELECTION OF THE NOMINEES,
STEPHEN P. HOLMES, MYRA J. BIBLOWIT AND PAULINE D.E. RICHARDS

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our Executive Total Compensation Strategy is designed to achieve the following objectives:

•	Attract and retain superior senior management talent.

•	Provide our executives with market competitive compensation elements consistent with comparable hotel and other service companies.

•	Support a high-performance environment by linking compensation with performance.

•	Support a long-term focus for our executives that aligns their interests with the interests of our shareholders.

As discussed in more detail below, the compensation decisions and other actions applicable to our named executive officers for 2008 were as follows:

•	We paid our named executive officers the base salaries listed in the Summary Compensation Table below. In February 2008, the Compensation Committee (Committee) approved base salary merit increases for the named executive officers in the amounts described under 2008 Executive Compensation Elements and Decisions — Base Salary. In January 2009, management recommended to the Committee that, as part of an overall plan to reduce our costs, the named executive officers together with other senior levels of management should not receive a 2009 base salary merit increase. The Committee considered and approved this recommendation.

•	In March 2009, we paid our named executive officers, other than Mr. Holmes, 2008 annual incentive compensation in the amounts listed in the Summary Compensation Table below. As discussed under 2008 Executive Compensation Elements and Decisions — Annual Incentive Compensation, Mr. Holmes proposed to the Committee that in determining his 2008 annual incentive compensation it should consider not paying him incentive compensation for 2008. The Committee considered and accepted Mr. Holmes’ proposal and did not award him annual incentive compensation. In March 2009, we paid Mr. Hanning additional incentive cash compensation based on a 3-year performance period as provided under his employment agreement and listed in the Summary Compensation Table below. This provision for additional incentive cash compensation was established in connection with our 2006 spin-off from Cendant.

•	In February 2008, the Committee granted stock settled stock appreciation rights and restricted stock units to our named executive officers in the amounts listed in the Grants of Plan-Based Awards Table below.

•	In February 2008, the Committee approved 2008 executive perquisites consistent with our 2007 program. Named executive officer compensation for 2008 attributable to perquisites is described in the All Other Compensation Table below.

•	In February 2008, the Board approved an amendment to our Policy on Granting Equity Awards as described under Policies and Practices for Pricing and Timing of Granting Equity Awards.

•	In March 2008, we appointed Geoffrey A. Ballotti President and CEO of Group RCI, our global vacation exchange and rentals business unit. We entered into an employment agreement with Mr. Ballotti, effective March 31, 2008, with a term expiring in March 2011. The terms of Mr. Ballotti’s employment agreement are further described below under Agreements with Named Executive Officers.

•	In June 2008, management and the Committee engaged our compensation consultant to review and recommend a revised peer group for purposes of compensation benchmarking for our senior executives. In July 2008, the Committee adopted a revised peer group as discussed below under Compensation Benchmarking — Review and Revision of Peer Group.

•	In September 2008, we entered into a termination agreement with Steven A. Rudnitsky, the former President and CEO of our Wyndham Hotel Group business unit. Pursuant to the termination agreement, we paid Mr. Rudnitsky cash severance and accelerated the vesting of certain stock-based awards. The amounts paid to Mr. Rudnitsky under the termination agreement are listed in the Summary Compensation Table below and discussed further under Termination Agreement with Named Executive Officer.

Under SEC rules, in addition to our CEO and CFO, we are required to include as named executive officers in this proxy statement our three executive officers (other than our CEO and CFO) with the highest aggregate compensation for 2008 who were serving as executive officers at the end of the last completed fiscal year and up to two additional individuals who would have been named executive officers but for the fact that the individual was not serving as an executive officer at the end of the fiscal year. Since Mr. Rudnitsky was one of our three executive officers other than our CEO and CFO with the highest aggregate compensation for 2008, he is a named executive officer for purposes of this proxy statement even though he was not serving as an executive officer at the end of the fiscal year.

Due to the termination agreement with Mr. Rudnitsky, Mr. Rudnitsky was not employed by us on the date upon which our named executive officers must be employed to receive 2008 annual incentive compensation and 2009 long-term incentive awards under our compensation plans. As a result he was not paid 2008 annual incentive compensation or eligible for 2009 compensation elements. Accordingly, this Compensation Discussion and Analysis does not include a discussion of these matters.

•	In November 2008, we appointed Eric A. Danziger President and CEO of our Wyndham Hotel Group business unit. We entered into an employment agreement with Mr. Danziger, effective December 1, 2008, with a term expiring in December 2011. Since Mr. Danziger was appointed to his position late in 2008, he was not one of our three executive officers other than the CEO and CFO with the highest aggregate compensation for 2008, so he is not a named executive officer for purposes of this proxy statement.

•	In December 2008, we executed amendments to the employment agreements of each of the named executive officers intended to either exempt payments and benefits under the agreements from Section 409A of the Code or comply with Section 409A of the Code. The Section 409A amendments to the employment agreements amended the agreements only to the extent necessary under Section 409A of the Code and did not materially amend any provisions of the employment agreements.

As discussed further below, the compensation decisions applicable to our named executive officers for 2009 were as follows:

•	In January 2009, management recommended to the Committee that, as part of an overall plan to reduce our costs, the named executive officers together with other senior levels of management should not receive a 2009 base salary merit increase. The Committee considered and approved this recommendation. Accordingly, 2009 base salaries are the same as 2008 base salaries.

•	In February 2009, the Committee approved plan parameters for 2009 annual incentive compensation.

•	In February 2009, the Committee granted restricted stock units to each of our named executive officers, stock settled stock appreciation rights to Mr. Holmes and restricted cash units to certain of our named executive officers. The long-term incentive awards granted to our named executive officers are described under 2009 Executive Compensation Decisions — Long-term Incentive Compensation.

•	In February 2009, the Committee approved 2009 executive perquisites consistent with our 2008 program.

•	In February 2009, our Board further amended our Policy on Granting Equity Awards as described under Policies and Practices for Pricing and Timing of Granting Equity Awards.

Compensation Committee Matters

Wyndham Worldwide Compensation Committee.  The Committee is responsible for establishing executive compensation policies and programs consistent with corporate objectives and shareholder interests. The Committee operates under a written charter adopted by the Board. The charter is reviewed on an annual basis and revised as appropriate. The Committee’s membership is determined by the Board and is composed entirely of independent directors. The Committee Chair reports at our Board meetings on Committee actions and recommendations.

Executive Compensation Consultant.  For 2008 and 2009, Hewitt Associates was retained by the Committee as a third-party advisor to provide independent advice, research and evaluation related to executive compensation. In this capacity, the Committee utilizes reports and analyses prepared by Hewitt Associates. Hewitt Associates was retained to provide the Committee with competitive market pay analyses including total compensation measurement services, proxy data studies and market trends.

Management’s Role.  Our management plays a significant role in our executive compensation process including evaluating executive performance and recommending performance targets for incentive compensation, salary increases and equity awards. Our CEO works with the Committee in establishing the agenda for Committee meetings and management prepares and distributes meeting information to Committee members. Our CEO also participates in Committee meetings at the Committee’s request to provide background information regarding our strategic objectives, his evaluation of the performance of the senior executives and compensation recommendations for senior executives (other than himself). Our CEO is not involved in setting his own compensation, which is the exclusive responsibility of the Committee.

Executive Total Compensation Strategy

Our Executive Total Compensation Strategy is designed to achieve the following objectives as they apply to our named executive officers:

•	Attract and retain superior senior management talent. We believe that attracting and retaining superior senior managers is integral to our ongoing success. Our named executive officers possess extensive experience in our business and the hospitality segments in which we compete and demonstrate the leadership skills and commitment to excellence that we believe are critical for our company. Accordingly, our Executive Total Compensation Strategy is designed in part to promote a long-term commitment from our named executive officers.

•	Provide our executives with compensation elements that are consistent with those provided by comparable hotel and other service companies. Accordingly, our elements of compensation are base salary, annual incentive compensation, long-term incentive compensation, perquisites and retirement, health and welfare benefits.

•	Support a high-performance environment by linking compensation with performance. Our key goals are to increase our profits and shareholder value. Consistent with these goals, we believe a significant portion of our executive compensation should be contingent on actual results. Accordingly, incentive awards should be driven by corporate, segment and individual performance.

•	Support a long-term focus for our executives that aligns their interests with the interests of our shareholders. Long-term awards are intended to appropriately balance an alignment with shareholder interests against our goal of retaining our key personnel.

•	Provide our named executive officers with competitive base salaries, annual incentive compensation and long-term incentives so that total compensation is targeted to the market median but may approach the 75th percentile of our peer group based on meeting company, business unit and individual goals. When determining a competitive level, we look to comparable hotel and other service companies.

Determining Executive Compensation

Annual Evaluation.  An important aspect of the Committee’s annual work relates to the determination of compensation for our senior executives. The Committee meets each year to evaluate the performance of the named executive officers, to consider and review their base salaries for potential annual increases, approve plan parameters for annual incentive compensation and to consider and approve any grants to them of long-term incentive compensation.

Employment Agreements.  In connection with our 2006 spin-off from Cendant, Cendant’s compensation committee approved the employment agreement for Mr. Holmes. In July 2006, we entered into employment agreements with Mr. Holmes, Mr. Rudnitsky, Mr. Hanning and Ms. Wilson. In August 2006, we provided an employment letter for Mr. Anderson; we amended and restated Mr. Anderson’s employment letter in March 2008 and further amended the letter in March 2009. In October 2006, the Committee reviewed the actions of Cendant’s compensation committee as they applied to Mr. Holmes and ratified the employment agreements of our other named executive officers. In March 2008, we entered into an employment agreement with Mr. Ballotti. In December 2008, we executed amendments to the employment agreements of each of the named executive officers intended to either exempt payments and benefits under the agreements from or comply with Section 409A of the Code. The Section 409A amendments to the employment agreements amended the agreements only to the extent necessary under Section 409A of the Code and did not materially amend any provisions of the employment agreements.

The employment agreements for our named executive officers established the executives’ initial base salary, target annual incentive compensation and long-term incentive award. Since the employment agreements expire in July 2009 for Mr. Hanning and Ms. Wilson, July 2010 for Mr. Holmes and March 2011 for Mr. Ballotti, the terms of the agreements similarly form the basis for 2008 and 2009 base salary and annual incentive compensation. Long-term incentive awards for 2008 (other than for Mr. Ballotti) and 2009 were approved in the discretion of the Committee. The employment agreements are described in further detail below under Agreements with Named Executive Officers.

Compensation Committee Discretion.  The Committee annually reviews and approves all elements of the compensation of the named executive officers. For 2008, the Committee exercised discretion over annual base salary merit increases, approval of plan parameters for annual incentive compensation, approval of annual incentive compensation awards, grants of long-term incentive awards and perquisites. Accordingly, for these elements, the Committee has discretion to determine the size of any award or payment. For 2008, the Committee generally based their decisions on a combination of management’s recommendations (other than with respect to our CEO), the external market data provided by our management and compensation consultant and such other factors deemed appropriate by the Committee in its discretion.

Performance Compensation.  Performance-based compensation for our named executive officers includes base salary merit increases, annual incentive compensation, other performance-based compensation and long-term incentive compensation.

Base Salary.  Base salary is a critical element of executive compensation because it provides executives with a base level of monthly income designed to attract and retain superior managers. Merit increases in base salary reward successful individual performance and seek to create incentives for retention. Under our annual performance review process, to receive a 2008 base salary merit increase an executive must have achieved a “Key Contributor” or “Exceptional Contributor” performance rating. If an executive had received a “Low Contributor” rating, the executive would not have been eligible for a 2008 base salary merit increase. An “Exceptional Contributor” exhibits exceptional contributions and personal leadership above the norm. A “Key Contributor” fully and consistently meets position requirements, objectives and expectations. A “Low Contributor” does not achieve or only intermittently achieves the responsibilities of the position and the goals of the individual’s performance and development plan.

The 2008 merit increases were based on the market analysis described below and a review of the 2007 individual performance of the named executive officers against these performance ratings. Elements of individual performance considered by the Committee and management in such review include business unit or function results of operations, achievement of non-financial objectives and leadership characteristics. The 2008 base salary merit increases for our named executive officers are described below under 2008 Executive Compensation Elements and Decisions — Base Salary.

Annual Incentive Compensation.  Our annual incentive compensation program is designed to create incentives for our executives to drive our financial and operating performance and thus create value for our shareholders. The amount of annual incentive compensation paid to our named executive officers for 2008 was based on four factors: total company (corporate) and/or business unit Earnings Before Interest and Taxes (EBIT), a standard measure of our profitability; individual performance based upon strategic accomplishments; an agreed upon percentage of actual earnings during the year; and actual earnings. The EBIT targets may be adjusted for special items or circumstances if appropriate. The EBIT targets under the funding models for the corporation and business units are recommended by management and approved by the Committee based on approved operating budgets consistent with our strategic plan.

An executive’s annual incentive compensation may be higher or lower than the target payment depending on corporate, business unit and individual performance. Executives must have received at least a Key Contributor performance rating to have been eligible for 2008 annual incentive compensation. For our corporate services executives, any 2008 annual incentive compensation was based 100% on the corporate component. For our business unit chief executives, other than Mr. Ballotti, 2008 annual incentive compensation was weighted 25% for the corporate component and 75% for the business unit component. In accordance with his employment agreement, Mr. Ballotti’s 2008 annual incentive compensation was equal to 100% of his base salary earned in 2008.

The Non-Equity Incentive Plan column of the Summary Compensation Table below lists the annual incentive compensation we paid our named executive officers for 2008.

Additional Cash Incentive Compensation for Mr. Hanning.  Mr. Hanning’s employment agreement provides that he will receive additional incentive cash compensation of up to $2 million if Wyndham Vacation Ownership (WVO) meets annual EBIT target performance objectives from 2006 to 2008. This additional incentive cash compensation opportunity was established in connection with our 2006 spin-off from Cendant. The EBIT target for each year is the same used to measure WVO’s performance under our annual incentive compensation program.

Under the agreement, if WVO achieved 100% or greater of the EBIT target in each applicable year, Mr. Hanning will be paid 100% of the maximum cash compensation. If WVO achieved at least 95% of the EBIT target in each applicable year, Mr. Hanning will be paid 90% of the maximum cash payment. If WVO did not achieve at least 95% of the EBIT target in each applicable year, no payment will be made to Mr. Hanning. If and to the extent WVO exceeded the EBIT target in any applicable year, the excess will be applied to cover any shortfall in the following years so that the results may be evaluated on a cumulative basis. The Non-Equity Incentive Plan Compensation column of the Summary Compensation Table below lists the additional incentive cash compensation we paid Mr. Hanning for the 3-year performance period.

Long-term Incentive Compensation.  The Committee annually approves an aggregate budget available for long-term incentive awards. For 2008, the aggregate budget was allocated based on the relative number of eligible executives in corporate services and the business units. Equity awards are then granted by the Committee to the corporate services and business unit executives based on individual performance review and future potential. Elements of individual performance considered by the Committee in such review include business unit or function results of operations, achievement of non-financial objectives and leadership characteristics.

Long-term incentive awards are granted under our 2006 Equity and Incentive Plan. The long-term incentive awards granted to our named executive officers in 2008 are listed in the Grants of Plan-Based Awards Table.

Compensation Benchmarking.  Management and the Committee believe that information regarding compensation practices at other companies is useful in evaluating compensation of our named executive officers. Management and the Committee recognize that our compensation practices must be competitive in the market to attract and retain superior senior managers. In addition, this market information is a key factor that management and the Committee consider in assessing the reasonableness of the compensation of our executives. Accordingly, management and the Committee review compensation levels for our named executive officers against benchmarked compensation levels at peer companies and industry surveys recommended by our compensation consultant.

Peer Group for Mr. Holmes’ 2008 Compensation.  In February 2008, our management provided the Committee a competitive market assessment prepared by our compensation consultant of the market median and 75th percentile of Mr. Holmes’ compensation focusing on base salary, annual incentive compensation and long-term incentive compensation. The competitive assessment utilized external market data based on Choice Hotels International, Inc., Hilton Hotels Corporation, Interstate Hotels and Resorts, Inc., Marriott International, Inc. and Starwood Hotels & Resorts Worldwide, Inc. (hotel peer group). This peer group was based on the prior year’s practice and was used because management and the Committee believed these companies comprised a comparable set of peer companies. Since our 2008 compensation evaluation cycle was substantially similar to the prior year, the compensation of the named executive officers is determined primarily by the terms of their employment agreements and management and the Committee expected to review the executives’ compensation under the revised peer group as discussed below, management and the Committee did not conduct a February 2008 review of the compensation of the named executive officers other than Mr. Holmes.

Review and Revision of Peer Group.  In 2007, our management determined to review our compensation benchmarking practices for our senior executives given our development as a public company and that merger and acquisition activity had reduced the number of companies in the hotel peer group. In June 2008, management and the Committee engaged our compensation consultant to review and recommend a peer group of comparable hotel and other service companies.

Our compensation consultant advised us that companies typically use several criteria in selecting peer organizations including: competitors for executive talent, which is often a predominant consideration as companies typically identify their labor market as being the principal criteria in peer selection; competitors for customers; similarly sized organizations, typically used as a measure of complexity and scope; and competitors for capital.

In making a recommendation, our compensation consultant selected the suggested peer group companies based on the following criteria: companies or divisions within companies in generally the same industry or business as Wyndham Worldwide; companies that were similar in size to Wyndham Worldwide in terms of revenues and market value, specifically median peer group revenues of $4.1 billion and median peer group market capitalization of $6 billion (each as of the evaluation period); companies used by analysts to compare Wyndham Worldwide’s financial performance; and organizations in similar markets such as non-hospitality companies that have franchise operations. The suggested peer group was reviewed with management and the Committee.

In July 2008, the Committee reviewed and adopted the peer group recommended by management and our compensation consultant (revised peer group) as follows:

Choice Hotels International, Inc.	Darden Restaurants, Inc.
Host Hotels & Resorts, Inc	Morgans Hotel Group Co.
Marriott International, Inc.	Orient-Express Hotels Ltd.
Starwood Hotels & Resorts Worldwide, Inc.	Bluegreen Corporation
Intercontinental Hotels Group Plc	Sunstone Hotel Investors, Inc.
MGM Mirage	Strategic Hotels & Resorts, Inc.
Wynn Resorts, Limited	LaSalle Hotel Properties
Royal Caribbean Cruises Ltd.	Gaylord Entertainment Company
Carnival Corporation & Plc	Yum Brands, Inc.
American Express Company	The Walt Disney Company

In June 2008, management and the Committee engaged our compensation consultant to conduct a competitive review of the compensation levels and mix of our named executive officers using the revised peer group. The objectives of this review were to compare our compensation of our executives to that of similarly-situated executives at peer organizations, ensure that our compensation practices are consistent with the market and our compensation philosophy and provide a framework for 2009 compensation decisions.

Base Salary.  In February 2008, our compensation consultant reviewed Mr. Holmes’ 2007 actual base salary against the hotel peer group and found his base salary to be above the median but below the benchmark 75th percentile. In October 2008, our compensation consultant reviewed the 2008 base salaries of the named executive officers against the revised peer group and found Mr. Holmes’ base salary to be above the median but below the benchmark 75th percentile and the base salaries of the other named executive officers to be below the benchmark median.

For 2008 base salary merit increases, our management provided the Committee with a market assessment of annual salary increases utilizing external market data from World at Work, Hewitt Associates and Mercer annual salary increase surveys. Based on this review, management determined that U.S. salaries were projected to increase by 4% in 2008 and the Committee accordingly established a 4% 2008 merit increase budget. Base salary merit increases may exceed the merit increase budget for Exceptional Contributors.

Annual Incentive Compensation.  In February 2008, our compensation consultant reviewed Mr. Holmes’ actual 2006 annual incentive compensation against the hotel peer group and found it to be consistent with the benchmark 75th percentile. In October 2008, our compensation consultant reviewed the 2007 actual annual incentive compensation of the named executive officers against the revised peer group and found Mr. Holmes’ annual incentive compensation to be above the median but below the benchmark 75th percentile and the annual incentive compensation of the other named executive officers to be below or consistent with the benchmark median.

Long-term Incentive Compensation.  Our 2008 competitive assessment focused on potential long-term incentive award mix including stock options, restricted stock, stock-settled stock appreciation rights; target award values; and plan design such as vesting and performance. In February 2008, our compensation consultant reviewed Mr. Holmes’ 2007 long-term incentive compensation against the hotel peer group and found it to be above the median but below the benchmark 75th percentile. In October 2008, our compensation consultant reviewed the 2007 long-term incentive compensation of the named executive officers against the revised peer group and found their long-term incentive compensation to be above the median but below or consistent with the benchmark 75th percentile.

Perquisites.  For 2008, our management provided the Committee with a market assessment of competitive perquisite practices utilizing widely available market data publications from Hewitt Associates, Watson Wyatt and other service providers. Based on this information, the Committee found our existing executive perquisites program to be consistent with market practices.

Total Compensation.  In connection with the annual and on-going evaluation of the compensation of the named executive officers, our compensation consultant prepares and management provides the

Committee with prior year total compensation summaries and tally sheets for the named executive officers so the Committee may evaluate how each compensation element fits into our overall compensation objectives and affects decisions regarding other elements. In addition, based on the peer group data for the individual compensation elements discussed above, management provides the Committee with a market assessment of total compensation of each of the named executive officers.

In February 2008, our compensation consultant reviewed Mr. Holmes’ 2007 total compensation against the hotel peer group and found it to be above the median but below the benchmark 75th percentile. In October 2008, our compensation consultant reviewed the 2007 total compensation of the named executive officers against the revised peer group and found it to above the median but below the benchmark 75th percentile. In February 2009, the Committee reviewed the peer group data prepared by our management and compensation consultant as described above in considering each compensation element against total compensation and, although individual elements may have approached or been consistent with the benchmark 75th percentile for a particular named executive officer, the Committee was satisfied that 2008 total compensation was consistent with our Executive Total Compensation Strategy.

Mix of Compensation Elements.  In addition to the review of the compensation levels of the named executive officers against the revised peer group, the Committee reviewed the mix of compensation elements prevalent among the revised peer group. For 2008, our compensation consultant advised management and the Committee that the elements of compensation that we pay or award our named executive officers are consistent with the elements paid or awarded by our peers.

As discussed in detail above, each of our executive compensation elements is designed to accomplish different objectives. Base salary is designed to attract and retain our executives. Annual incentive compensation is designed to create incentives for executives to drive financial and operating performance and thus create value for shareholders. Long-term incentive compensation similarly creates performance incentives and encourages retention. As each element has specific objectives, the Committee determinations with respect to one element generally do not influence decisions regarding the other elements to the extent total compensation is consistent with our Executive Total Compensation Strategy. Since the peer group data confirmed that each element of compensation as well as total compensation of our CEO and other named executive officers are market competitive and within compensation benchmarks consistent with our Executive Total Compensation Strategy, and given the significant scope and responsibilities of the CEO which are greater than those of the other named executive officers, the Committee believes any differences between the individual compensation elements and the total compensation of our CEO and the other named executive officers are appropriate.

2008 Executive Compensation Elements and Decisions

Base Salary.  In February 2008, the Committee approved 2008 base salary merit increases for each of our named executive officers. Mr. Holmes received a 4.33% merit increase for 2008 consistent with the other named executive officers and to reflect the Committees’ evaluation of Mr. Holmes’ performance as exceptional. Mr. Hanning received a 4.94% increase based on an Exceptional Contributor rating. Mr. Rudnitsky and Ms. Wilson received 4.04% and 4.05% merit increases respectively for 2008 based on a Key Contributor performance rating. Mr. Anderson received a 5.0% increase based on a Key Contributor rating and an assessment of his responsibilities and value-added performance.

The base salaries we paid to our named executive officers in 2008 are listed in the Summary Compensation Table below.

Annual Incentive Compensation.  In February 2008, the Committee approved annual incentive compensation plan parameters applicable to our corporate and business unit named executive officers. In February 2009, the Committee approved 2008 annual incentive compensation that was paid to the named executive officers, other than Mr. Holmes, in March 2009. While Mr. Holmes would have been eligible for 2008 annual incentive compensation consistent with the other corporate services executives, in recognition of the current global economic environment and the associated impact on Wyndham Worldwide and its employees, Mr. Holmes proposed to the Committee that in determining his 2008 annual incentive compensation it should consider not paying him incentive compensation for 2008. The Committee considered and accepted Mr. Holmes’ proposal and did not award him annual incentive compensation. In accordance with his employment agreement, Mr. Ballotti’s 2008 annual incentive compensation was equal to 100% of his base salary earned in 2008.

The Committee’s review of 2008 annual incentive compensation was based on our financial performance in the face of a challenging economic environment and strategic accomplishments by the named executive officers in the wake of a global financial crisis including cost reduction, productivity and organizational efficiencies. Based on the above, the Committee approved annual incentive compensation for Ms. Wilson, Mr. Anderson and Mr. Hanning at 70% of target.

The 2008 annual incentive compensation paid to our named executive officers is listed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table below.

Additional Cash Incentive Compensation for Mr. Hanning.  Under his employment agreement, Mr. Hanning was eligible to receive additional cash incentive compensation not to exceed $2 million for the 3-year performance period from January 1, 2006 to December 31, 2008 for meeting goals relating to WVO’s financial performance. This provision for additional incentive cash compensation was established in connection with our 2006 spin-off from Cendant. As a result of the aggregate performance levels achieved by WVO during the 3-year performance period, the Committee awarded Mr. Hanning the maximum additional cash incentive compensation payable under his employment agreement. The Non-Equity Incentive Plan Compensation column of the Summary Compensation Table below lists the additional incentive cash compensation we paid Mr. Hanning for the 3-year performance period.

Long-Term Incentive Compensation.  Our 2008 long-term incentive award plan focused on the following objectives: further strengthen the alignment between shareholder interests and the named executive officers; achieve competitiveness with the external market; foster retention; and reward and recognize the key talent contributions of our named executive officers. Management’s recommendations for 2008 long-term incentive compensation were based on several criteria including performance, tenure, scope of responsibility and potential.

Based on the factors described above under Determining Executive Compensation, the Committee determined to heavily weight our CEO’s 2008 long-term incentive award toward stock settled stock appreciation rights in relation to restricted stock units to provide maximum leverage and create incentives to drive long-term share price appreciation. A stock settled stock appreciation right is similar to a stock option and gives the executive the right to receive an amount in shares of common stock equal to the excess of the fair market value of a share of our common stock on the date of exercise over the exercise price of the stock appreciation right. A restricted stock unit represents the right to receive a share of our common stock on a set vesting date. For our other named executive officers, long-term incentives were weighted relatively equally between stock settled stock appreciation rights and restricted stock units to drive performance and encourage retention.

The Committee granted the stock settled stock appreciation rights and restricted stock units to our named executive officers as described in the Grants of Plan-Based Awards Table below.

Perquisites.  We provide our senior executive officers with perquisites that management and the Committee believe are reasonable, competitive and consistent with our overall executive compensation program. Management and the Committee believe that our perquisites help us to retain the best managers and allow them to operate more effectively.

In 2008, based on external market data provided by our management and the other factors described above, the Committee approved perquisites for the named executive officers consistent with our existing program including a leased automobile and financial planning services. For each of these perquisites the executive receives a tax gross-up payment, which means the executive receives additional compensation to reimburse them for the amount of taxes owed on the compensation imputed for the perquisite. We also provided Mr. Holmes and Mr. Hanning with limited personal use of company aircraft for which we imputed income without a tax gross-up. Perquisites provided to the named executive officers in 2008 are described in the All Other Compensation Table below.

Officer Deferred Compensation Plan.  Our nonqualified officer deferred compensation plan permits named executive officers to defer salary, commission and annual incentive compensation. We match executive contributions to the plan up to 6% of salary, commission and annual incentive compensation. The executive makes an irrevocable deferral election prior to the beginning of the calendar year. The executive may elect a single lump-sum payment of his or her account or may elect payments in annual installments up to ten years. The participant’s entire account balance is 100% vested. The contributions to our officer deferred compensation plan applicable to our named executive officers are listed below under the 2008 Nonqualified Deferred Compensation Table.

401(k) Plan.  We provide employees, including our named executive officers, with a 401(k) plan. Our 401(k) plan permits named executive officers to defer salary. We provide named executive officers and other participants a company match of salary contributed up to 6% of salary. The company match is 100% vested.

Savings Restoration Plan.  We make available to our named executive officers a savings restoration plan, which allows executives to defer compensation in excess of the amounts permitted by the Code under our 401(k) plan, but there are no matching contributions for these deferrals.

Severance Arrangements.  The employment agreements of our named executive officers provide for payments as a percentage of base salary and annual incentive compensation as well as accelerated equity award vesting if the executive’s employment is terminated without cause or for a constructive discharge. These payments and terms are discussed below under Agreements with Named Executive Officers.

The severance terms for the named executive officers other than Mr. Ballotti and Mr. Anderson were negotiated in connection with their employment agreements consistent with Cendant peer executives and prevailing market practices based on market data provided by Cendant’s compensation consultant. The severance terms for Mr. Ballotti were negotiated in connection with his employment agreement consistent with his Wyndham Worldwide peer executives. The primary focus of the severance terms is generally on the termination of employment and thus the value of these terms only arises in the context of imminent termination. The severance terms do not enhance an executive’s current income and therefore are independent of the annual compensation review.

Change-in-Control Arrangements.  Mr. Holmes’ employment agreement provides for payments related to base salary and annual incentive compensation as well as accelerated equity vesting in the event of a change-in-control. The other named executive officers receive payments only if their employment is terminated without cause or for constructive discharge following a change-in-control. These payments and terms are discussed below under Agreements with Named Executive Officers. In addition, equity grants made to all key employees, including the named executive officers, under our 2006 Equity and Incentive Plan fully vest on a change-in-control.

The change-in-control terms for Mr. Holmes were negotiated in connection with his employment agreement consistent with Cendant peer executives and based on market data provided by Cendant’s compensation consultant. Since a potential change-in-control transaction generally results in increased shareholder value, the Committee believes that it is important to provide incentives to motivate Mr. Holmes to pursue and complete a potential transaction should it arise. Like the severance arrangements, the value of the change-in-control arrangements only arises in the context of an imminent change-in-control. The terms do not enhance Mr. Holmes’ current income and therefore are independent of his annual compensation review.

Policies and Practices for Pricing and Timing of Equity Grants.  In February 2008, our Board amended our Policy on Granting Equity Awards to provide that grants of equity awards to our eligible executives, including the named executive officers, will be made annually within twenty New York Stock Exchange trading days of the date on which we publicly announce our annual results of operations as opposed to within ten trading days of the date on which we release our first quarter results of operations as provided under the policy prior to amendment. These amendments aligned the timing of our long-term incentive award grant process with the rest of the annual executive compensation review cycle so that salary, annual incentive compensation and long-term incentive award planning and determination may be more efficiently considered as a whole. In February 2009, the Board further amended the policy to permit grants of equity awards other than in connection with the annual compensation review, including, for example, for new hires or promotions; these grants will be made within twenty New York Stock Exchange trading days of the date on which we publicly announce our results of operations for any of our first, second or third fiscal quarters as applicable. Under our amended Policy on Granting Equity Awards, the Committee observes the following relating to the timing of equity grants:

•	the date of the Committee meeting on which grants are made is a date within 20 New York Stock Exchange trading days following our release of earnings and all other relevant nonpublic information for our fiscal year end or quarter as applicable;

•	the grant date for all equity awards is always the date of approval of the grants; and

•	the exercise or base price of any equity award is the closing price on the New York Stock Exchange of our common stock on the grant date.

Appointment of Named Executive Officer.  In March 2008, we entered into an employment agreement with Mr. Ballotti with a term expiring in March 2011. The agreement provides for a minimum base salary of $550,000, annual incentive compensation with a target amount equal to 100% of base salary subject to meeting performance goals, 2008 annual incentive compensation equal to a minimum of 100% of base salary earned in 2008, a 2008 long-term incentive award consisting of restricted stock units with a grant date fair value of $1,387,500 and stock-settled stock appreciation rights with a grant date fair value of $462,500, annual long-term incentive awards upon terms determined by us, relocation assistance and participation in employee benefit plans and perquisite programs generally available to our executive officers. The terms of Mr. Ballotti’s employment agreement are further described below under Agreements with Named Executive Officers.

Review and Revision of Peer Group.  In July 2008, the Committee adopted a revised peer group as described under Compensation Benchmarking — Review and Revision of Peer Group.

Termination Agreement with Named Executive Officer

Effective September 30, 2008, we entered into a termination agreement with Mr. Rudnitsky. Consistent with Mr. Rudnitsky’s employment agreement, we paid Mr. Rudnitsky cash severance of $2,164,000, which is an amount equal to 200% of the sum of his 2008 base salary and target annual incentive compensation, and any of Mr. Rudnitsky’s long-term incentive awards that would have otherwise vested within one year of September 30, 2008 vested immediately. As a result of this acceleration of the vesting dates, Mr. Rudnitsky was vested with the following stock settled stock appreciation rights that would have otherwise vested on March 1, 2009, 17,618 with an exercise price of $22.17, and May 2, 2009, 23,964 with an exercise price of $31.85 and 11,093 with an exercise price of $36.70, all of which expire October 3, 2010. Similarly, Mr. Rudnitsky was vested with 40,708 restricted stock units net of income tax withholding that would have otherwise vested on March 1, 2009 or May 2, 2009 as applicable.

Mr. Rudnitsky will continue to hold two tranches of stock options as described in the Outstanding Equity Awards at 2008 Fiscal Year-End Table. Mr. Rudnitsky was paid deferred compensation of approximately $306,293 under the guidelines of our Officer Deferred Compensation Plan.

Mr. Rudnitsky executed a customary release agreement with us pursuant to which Mr. Rudnitsky released us from claims arising in connection with, among other things, his employment with us and the termination agreement. Under the termination agreement, Mr. Rudnitsky will remain subject to certain provisions of his employment agreement.

Amendment of Employment Agreements to Comply with Code Section 409A.  In December 2008, we executed amendments to the employment agreements of each of the named executive officers intended to either exempt payments and benefits under the agreements from or comply with Section 409A of the Code.

Executive Officer Stock Ownership Guidelines

Our Executive Officer Stock Ownership Guidelines are intended to align further the financial interests of executive officers with the interests of shareholders. The guidelines apply to our CEO and the other executive officers who report directly to him, including the named executed officers.

The following guidelines specify the amount of our common stock that the following officers must beneficially own: CEO: four (4) times base salary; Business Unit CEO: two (2) times base salary; CFO: two (2) times base salary; and other executive officers who report directly to the CEO: one (1) times base salary.

Compliance with the individual guidelines is calculated as follows: the product of the multiple and the applicable base salary is divided by the highest closing price of our common stock on the New York Stock Exchange for the 12 month period prior to the date of determination. Compliance is evaluated on a twice-per-year basis, as of June 30 and December 31 of each year, and not on a running basis.

Share ownership that counts towards satisfaction of the guidelines includes: shares owned outright by the executive or his or her immediate family members residing in the same household; shares held in our 401(k) savings plan or Officer Deferred Compensation Plan; restricted stock or restricted stock units; and shares held in trust by the executive or his or her immediate family members residing in the same household.

As of December 31, 2008, all of the named executive officers were in compliance with these guidelines.

2009 Executive Compensation Decisions

Base Salary.  In January 2009, management recommended to the Committee that, as part of an overall plan to reduce our costs, the named executive officers together with other senior levels of management should not receive a 2009 base salary merit increase. The Committee considered and approved this recommendation. Accordingly, 2009 base salaries are the same as 2008 base salaries as follows:

2009
Base Salary
Name	($)
Mr. Holmes	1,085,000

Mr. Hanning	606,000

Mr. Ballotti	550,000

Ms. Wilson	514,000

Mr. Anderson	425,000

Annual Incentive Compensation.  In February 2009, the Committee approved plan parameters that will be the basis for any 2009 annual incentive compensation.

For Mr. Holmes, Ms. Wilson and Mr. Anderson, any 2009 annual incentive compensation will be weighted 100% on the corporate component. For our business unit chief executives, any 2009 annual incentive compensation will be weighted 25% for the corporate component and 75% for the business unit component.

Consistent with the executives’ employment agreements, and based on the 2009 base salaries described above, the possible threshold, target and maximum annual incentive compensation payouts payable to the named executive officers for 2009 are the same as 2008 as follows:

	Threshold	Target	Maximum
Name	($)	($)	($)
Mr. Holmes	542,000	2,170,000	2,712,500

Mr. Hanning	165,000	660,000	825,000

Mr. Ballotti	189,475	550,000	687,500

Ms. Wilson	128,500	514,000	642,500

Mr. Anderson	106,250	425,000	531,250

Long-term Incentive Compensation.  In February 2009, based on peer group data, the Committee approved 2009 long-term incentive compensation for each of our named executive officers in the following amounts:

	Aggregate Grant
	Date	Restricted	Stock Settled Stock	Restricted
	Fair Value	Stock Units	Appreciation Rights	Cash Units
Name	($)	(#)(a)	(#)(b)	(#)(c)
Mr. Holmes	2,750,000	250,000	500,000	817,500

Mr. Hanning	1,125,000	250,000	--	202,500

Mr. Ballotti	1,125,000	250,000	--	202,500

Ms. Wilson	768,749	208,333	--	--

Mr. Anderson	322,875	87,500	--	--

(a)	Grant of restricted stock units, which vest ratably over a period of three years on each anniversary of February 27, 2009.

(b)	Grant of stock settled stock appreciation rights, which vest ratably over a period of three years on each anniversary of February 27, 2009 with a exercise price of $3.69.

(c)	Grant of restricted cash units that vest in whole on February 27, 2012. Each restricted cash unit is equal to $1 on vesting.

Perquisites.  In February 2009, based on external market data, the Committee approved 2009 executive perquisites consistent with our 2008 perquisite program. The Committee intends to continue to review trends in pay practices relating to the perquisites we provide our executive officers including the use of tax gross-up payments.

Amendment of Policies and Practices for Pricing and Timing of Equity Grants.  In February 2009, the Board further amended our Policy on Granting Equity Awards as described under Policies and Practices for Pricing and Timing of Granting Equity Awards.

Impact of Accounting and Tax

As a general matter, the Committee considers the various accounting and tax implications of compensation vehicles employed by us.

When determining amounts of long-term incentive grants to executives and employees, the Committee examines the accounting cost associated with the grants. Under SFAS No. 123(R), grants of options, restricted stock, restricted stock units and other share-based payments result in an accounting charge. The accounting charge is equal to the fair value of the instruments being issued. For restricted stock and restricted stock units, the cost is equal to the fair value of the stock on the date of grant multiplied by the number of shares or units granted. This expense is amortized over the requisite service period, or vesting period of the instruments.

Section 162(m) of the Code generally disallows a federal income tax deduction to public companies for compensation in excess of $1,000,000 paid to the CEO and the named executive officers during any taxable year, unless such compensation is performance based and meets certain requirements. Since our spin-off from Cendant, with respect to our 2006 Equity and Incentive Plan, we have relied on the transition period applicable to newly spun-off companies provided under Section 162(m) of the Code. As this transition period has expired, we are now submitting our 2006 Equity and Incentive Plan to the shareholders for Section 162(m) approval. If our 2006 Equity and Incentive Plan is not approved by the shareholders, future grants made pursuant to our 2006 Equity and Incentive Plan will not qualify as performance based and, depending on the applicable facts and circumstances, may not be tax deductible. Although it is the Committee’s goal to maximize the effectiveness of our executive compensation plans, the Committee may determine that it is appropriate and in our best interest as well as the best interests of our shareholders to have the flexibility to pay compensation that is not performance-based for Section 162(m) purposes in order to provide a compensation package consistent with our program and objectives.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. The Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent and actions of the Compensation Committee with regard to executive compensation. We recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

COMPENSATION COMMITTEE

The Right Honourable Brian Mulroney (Chair)
Myra J. Biblowit
Pauline D.E. Richards

2008 Summary Compensation Table

The following table describes compensation paid to our named executive officers for 2008, 2007 and 2006. The 2006 amounts reported include compensation attributable to employment with Cendant prior to the spin-off.

						Non-Equity
				Stock	Option	Incentive Plan		All Other
			Salary	Awards	Awards	Compensation		Compensation	Total
Name & Principal Position	Year		($)	($)(a)	($)(a)	($)(b)		($)(c)	($)
Stephen P. Holmes	2008		1,076,355	1,135,417	2,156,250	-- (d	)	222,462	4,590,484

Chairman and Chief Executive Officer	2007		1,013,848	791,667	1,125,000	2,212,435		329,339	5,472,289

	2006		862,066	3,996,098	2,604,950	2,100,000		1,919,510	11,482,624

Franz S. Hanning	2008		599,470	1,226,563	575,521	2,462,000 (e	)	70,036	4,933,590

President and Chief Executive Officer,	2007		561,821	750,000	416,667	795,300		104,928	2,628,716

Wyndham Vacation Ownership	2006		520,961	1,556,871	580,393	825,000		805,619	4,288,844

Geoffrey A. Ballotti (f)	2008		401,926	231,250	77,083	401,926		72,850	1,185,035

President and Chief Executive Officer,	2007		--	--	--	--		--	--

Group RCI	2006		--	--	--	--		--	--

Steven A. Rudnitsky	2008 (g	)	412,125	1,460,435	709,036	--		2,255,021	4,836,617

Former President and Chief Executive Officer,	2007		506,930	718,750	406,250	545,362		102,960	2,280,252

Wyndham Hotel Group	2006		500,000	1,517,988	504,456	525,000		275,064	3,322,508

Virginia M. Wilson	2008		510,157	804,688	476,562	357,111		91,654	2,240,172

Executive Vice President and Chief	2007		481,578	531,250	385,416	525,454		92,492	2,016,190

Financial Officer	2006		444,644	1,272,928	240,479	498,750		616,748	3,073,549

Thomas F. Anderson	2008		418,200	457,292	--	317,740 (h	)	47,800	1,241,032

Executive Vice President and Chief Real	2007		354,846	262,500	--	365,382 (h	)	107,985	1,090,713

Estate Development Officer	2006		301,442	571,657	101,022	350,625 (h	)	114,866	1,439,612

(a)	Represents the amounts recognized for financial statement reporting purposes for the year indicated in respect of outstanding stock and option awards in accordance with SFAS No. 123(R). A discussion of the assumptions used in calculating these values may be found in Note 17 to our 2008 audited financial statements of our annual report on Form 10-K. Amounts for stock settled stock appreciation rights previously reported for Mr. Holmes for 2006 under the Stock Awards column have been reclassified to the Option Awards column.

(b)	For 2008, represents annual incentive compensation for 2008 paid in 2009. For 2007, represents annual incentive compensation for 2007 paid in 2008. For 2006, represents annual incentive compensation for 2006 paid in 2007.

(c)	See All Other Compensation Table below for a description of compensation included in this column.

(d)	The Committee reviewed and accepted Mr. Holmes’ recommendation to not award Mr. Holmes 2008 annual incentive compensation for reasons unrelated to his performance.

(e)	Includes $2 million additional cash incentive compensation payable pursuant to employment agreement.

(f)	Mr. Ballotti commenced employment in March 2008.

(g)	Amounts reported for 2008 include compensation for 2008 through termination date, September 30, 2008, and for amounts paid in connection with termination agreement.

(h)	Includes annual incentive compensation modifier payable under Mr. Anderson’s employment letter, based on individual performance regarding development of mixed use and collaborative partnering initiatives. In March 2009, Mr. Anderson’s employment letter was amended to remove the annual incentive compensation modifier provisions effective January 1, 2009.

All Other Compensation Table

The All Other Compensation column in the Summary Compensation Table above includes the following components. The total all other compensation amounts for 2007 and 2006 are provided in the “All Other Compensation” column of the Summary Compensation Table above.

			Mr. Holmes	Mr. Hanning	Mr. Ballotti	Mr. Rudnitsky	Ms. Wilson	Mr. Anderson
			($)	($)	($)	($)	($)	($)
Personal use of company	2008		91,695	1,504	--	--	--	--

aircraft (a)	2007		78,845	7,658	--	--	--	--

	2006		30,751	7,765	--	--	--	--

Company	2008		23,788	27,906	10,247	17,904	20,586	17,089

automobile (b)	2007		23,870	17,404	--	22,802	15,199	18,397

	2006		18,767	17,062	--	18,603	13,509	13,631

Financial planning	2008		10,000	9,680	--	9,680	8,700	7,360

services (c)	2007		10,000	9,310	--	9,310	8,390	7,080

	2006		10,000	9,250	--	9,250	8,325	7,025

401(K) company match	2008		--	13,500	--	8,521	--	13,206

	2007		--	13,500	--	--	--	13,500

	2006		--	13,200	--	--	--	13,200

Deferred compensation	2008		64,581	--	46,961	24,727	52,036	--

company match	2007		193,577	47,718	--	63,138	60,422	--

	2006		177,724	--	--	61,510	56,603	--

Insurance	2008		--	--	--	--	--	--

	2007		2,915 (d)	--	--	--	--	--

	2006		2,495 (d)	--	--	--	--	--

Dividends (e)	2008		3,172	3,110	--	9,812	2,179	1,088

	2007		--	--	--	--	--	--

	2006		137,913	49,813	--	48,920	31,884	18,658

Retention payment	2008		--	--	--	--	--	--

	2007		--	--	--	--	--	--

	2006	(f)	--	700,000	--	--	500,000	--

Contract termination	2008		--	--	--	--	--	--

payment	2007		--	--	--	--	--	--

	2006		1,500,000 (g)	--	--	--	--	--

Cash severance	2008		--	--	--	2,164,000 (h)	--	--

	2007		--	--	--	--	--	--

	2006		--	--	--	--	--	--

Executive medical	2008		4,800	720	720	720	720	720

	2007		4,800	720	--	720	720	720

	2006		4,800	720	--	720	720	720

Corporate gift (i)	2008		--	2,526	--	--	--	--

	2007		393	393	--	393	393	393

	2006		172	209	--	209	194	209

Charitable contributions	2008		--	--	--	--	--	--

match	2007		--	--	--	--	--	--

	2006		20,000 (j)	--	--	--	--	--

Cendant option payment	2008		--	--	--	--	--	--

	2007		--	--	--	--	--	--

	2006		--	--	--	130,399 (k)	--	--

Relocation expense (l)	2008		--	--	10,764	--	--	3,266

	2007		--	--	--	--	--	58,747

	2006		--	--	--	--	--	49,846

Aggregate tax gross-up	2008	(m)	24,426	11,090	4,158	19,657	7,433	5,071

	2007	(n)	14,939	8,225	--	6,597	7,368	9,148

	2006	(0)	19,383	7,600	--	5,453	5,513	11,577

2008 Total			222,462	70,036	72,850	2,255,021	91,654	47,800

(a)	Aggregate incremental cost to us for personal use of company aircraft. These costs are calculated using a standard rate per mile flown plus terminal charges.

(b)	Aggregate incremental cost to us of automobile benefit is calculated as the aggregate company payment less any executive contribution, if applicable, as described below. The amounts for company payment include insurance payments and other charges related to the benefit. The amounts reported do not include associated tax gross-up described in footnotes (m), (n) and (o) below. Mr. Holmes, for 2008, company payment of $31,272 less executive contribution of $7,484, for 2007, company payment of $26,055 less executive contribution of $2,185, for 2006, company payment of $20,740 less executive contribution of $1,973; and Mr. Rudnitsky, for 2008, company payment of $23,076 less executive contribution of $5,172, for 2007, company payment of $29,290 less executive contribution of $6,488, for 2006, company payment of $26,187 less executive contribution of $7,584.

(c)	Amounts reported do not include associated tax gross-up described in footnotes (m), (n) and (o) below.

(d)	For 2007 and 2006, Mr. Holmes was insured by a term life insurance policy owned by us with a $1 million death benefit payable to us. The premiums for this policy are not imputed as income. The policy was not renewed for 2008.

(e)	Dividends paid on vesting of restricted stock units. For 2008, in the case of Mr. Rudnitsky, includes dividends paid on accelerated vesting of restricted stock units. For 2006, represents dividends paid on vesting of Cendant restricted stock units.

(f)	Mr. Hanning’s retention payment was made under his employment agreement. Ms. Wilson’s retention payment was made by us in September 2006 as contemplated by Cendant’s retention program.

(g)	Paid by Cendant for termination of employment agreement in connection with the spin-off.

(h)	Represents cash severance paid in connection with termination of employment effective September 30, 2008.

(i)	For 2008, includes compensation imputed for family member attending conference. For 2007 and 2006, represents nominal gift received at senior management conference.

(j)	Represents discretionary matching contributions made by Cendant’s charitable foundation on behalf of the executive.

(k)	Represents payment made by Cendant in connection with the spin-off for Cendant options not eligible for 3-year extended exercisability. The amount was calculated using a modified Black-Scholes valuation formula.

(l)	Amounts do not include tax gross-up described in footnotes (m) and (o) below.

(m)	Aggregate tax gross-up for 2008 consisted of the following: Mr. Holmes, automobile, $15,787 and financial planning, $8,639; Mr. Hanning, automobile, $9,702 and financial planning, $1,388; Mr. Ballotti, automobile, $1,260 and relocation expense, $2,898; Mr. Rudnitsky, automobile, $17,566 and financial planning, $2,090; Ms. Wilson, automobile, $6,191 and financial planning, $1,242; and Mr. Anderson, automobile, $1,874, financial planning, $1,050 and relocation expense, $2,145.

(n)	Aggregate tax gross-up for 2007 consisted of the following: Mr. Holmes, automobile, $10,421 and financial planning, $4,518; Mr. Hanning, automobile, $6,890 and financial planning, $1,335; Mr. Rudnitsky, automobile, $4,586 and financial planning, $2,011; and Ms. Wilson, automobile, $6,170 and financial planning, $1,198; and Mr. Anderson, automobile, $8,138 and financial planning, $1,010.

(o)	Aggregate tax gross-up for 2006 consisted of the following: Mr. Holmes, automobile, $12,999, financial planning, $6,279 and gift, $105; Mr. Hanning, automobile, $6,199, financial planning, $1,326 and gift, $75; Mr. Rudnitsky, automobile, $3,753, financial planning, $1,619 and gift, $81; Ms. Wilson, automobile, $4,102, financial planning, $1,336 and gift, $75; and Mr. Anderson, automobile, $4,107, financial planning, $631, relocation expense, $6,764 and gift, $75.

2008 Grants of Plan-Based Awards Table

The following table summarizes grants of plan-based awards made to named executive officers in 2008.

					All Other		All Other
					Stock		Option	Exercise	Grant
					Awards:		Awards:	or Base	Date Fair
					Number of		Number of	Price of	Value of
		Estimated Possible Payouts Under			Shares of		Securities	Stock	Stock and
		Non-Equity Incentive Plan Awards			Stock or		Underlying	and Option	Option
Name	Grant	Threshold	Target	Maximum	Units		Options	Awards	Awards
	Date	($)	($)	($)	(#)(a)		(#)(b)	($ /Sh)	($)
Mr. Holmes	02/29/08				56,382 (a	)		22.17	1,250,000

	02/29/08						556,379 (b)	22.17	3,750,000

	(c)	542,500	2,170,000	2,712,500

Mr. Hanning	02/29/08				76,116 (a	)		22.17	1,687,500

	02/29/08						83,456 (b)	22.17	562,500

	(c)	165,000	660,000	825,000

Mr. Ballotti	05/02/08	(d)			58,249 (d	)		23.82	1,387,500

	05/02/08	(e)					63,617 (e)	23.82	462,500

	(c)	189,475	550,000	687,500

Mr. Rudnitsky	02/29/08				64,276 (a	)		22.17	1,425,000

	02/29/08						70,474 (b)	22.17	475,000

Ms. Wilson	02/29/08				42,287 (a	)		22.17	937,500

	02/29/08						46,364 (b)	22.17	312,500

	(c)	128,500	514,000	642,500

Mr. Anderson	02/29/08				32,701 (a	)		22.17	725,000

	(c)	106,250	425,000	581,250

(a)	Grant of restricted stock units, which vest ratably over a period of four years on each anniversary of March 1, 2008.

(b)	Grant of stock settled stock appreciation rights, which vest ratably over a period of four years on each anniversary of March 1, 2008. Number of stock settled stock appreciation rights calculated by dividing the grant date fair value by the fair value of such rights on the date of grant as determined using the Black-Scholes formula.

(c)	Represents potential threshold, target and maximum annual incentive compensation for 2008. Amounts actually paid for 2008 are described in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.

(d)	Grant of restricted stock units, which vest ratably over a period of four years on each anniversary of May 2, 2008.

(e)	Grant of stock settled stock appreciation rights, which vest ratably over a period of four years on each anniversary of May 2, 2008. Number of stock settled stock appreciation rights calculated by dividing the grant date fair value by the fair value of such rights on the date of grant as determined using the Black-Scholes formula.

Under our 2006 Equity and Incentive Plan, all grants set forth in the table fully vest on a change-in-control. Dividends paid on our common stock are credited for unvested restricted stock units and are paid in cash on vesting.

Outstanding Equity Awards at 2008 Fiscal Year-End Table

The following table summarizes the number of securities underlying outstanding plan awards for the named executive officers as of December 31, 2008 (October 3, 2008 for Mr. Rudnitsky).

	Option Awards					Stock Awards
						Number of		Market Value
	Number of Securities					Shares of		of Shares of
	Underlying Unexercised			Option		Stock That		Stock That
	Options			Exercise	Option	Have Not		Have Not
Name	(#)			Price	Expiration	Vested		Vested
	Exercisable	Unexercisable		($)	Date	(#)		($)(a)
Mr. Holmes (b)	125,098			37.56050	04/21/09

	105,030			46.43844	01/13/10

	208,498			19.77837	01/03/11

	36,486			40.02951	01/22/12

	89,863	89,863	(c)	31.85000	08/01/16

	76,064	228,195	(d)	36.70000	05/02/13

		556,379	(e)	22.17000	03/01/14

						39,247	(f)	257,067

						20,436	(g)	133,855

						56,382	(h)	369,302

Mr. Hanning	31,274			29.18687	04/03/11

	20,849			27.00154	10/18/11

	20,683			40.02951	01/22/12

	47,926	23,964	(i)	31.85000	08/01/16

	12,677	38,032	(d)	36.70000	05/02/13

		83,456	(e)	22.17000	03/01/14

						31,397	(f)	205,650

						30,654	(g)	200,783

						76,116	(h)	498,559

Mr. Ballotti		63,617	(j)	23.82000	05/02/14

						58,249	(k)	381,530

Mr. Rudnitsky	31,274			36.58342	10/03/09

	57,337			36.58342	10/03/11

	71,890			31.85000	10/03/10

	22,185			36.70000	10/03/10

	17,618			22.17000	10/03/10

Ms. Wilson	9,808			38.83177	09/04/13

	47,926	23,964	(i)	31.85000	08/01/16

	7,923	23,770	(d)	36.70000	05/02/13

		46,364	(e)	22.17000	03/01/14

						23,548	(f)	154,239

						19,159	(g)	125,491

						42,287	(h)	276,979

Mr. Anderson	854			38.34849	02/10/09

	625			37.56050	04/21/09

	2,501			46.43844	01/13/10

	1,501			25.74078	06/15/10

	2,084			19.77837	01/03/11

	8,339			27.00154	10/18/11

	10,007			40.02951	01/22/12

						10,989	(f)	71,977

						10,729	(g)	70,274

						32,701	(h)	214,191

(a)	Calculated using closing price of our common stock on the New York Stock Exchange on December 31, 2008 of $6.55.

(b)	Table excludes 91,955 deferred shares of common stock issued to Mr. Holmes in February 2009.

(c)	Grant of stock settled stock appreciation rights, which vest ratably over a period of four years on each anniversary of May 2, 2006.

(d)	Grant of stock settled stock appreciation rights, which vest ratably over a period of four years on each anniversary of May 2, 2007.

(e)	Grant of stock settled stock appreciation rights, which vest ratably over a period of four years on each anniversary of March 1, 2008.

(f)	Grant of restricted stock units, which vest ratably over a period of four years on each anniversary of May 2, 2006.

(g)	Grant of restricted stock units, which vest ratably over a period of four years on each anniversary of May 2, 2007.

(h)	Grant of restricted stock units, which vest ratably over a period of four years on each anniversary of March 1, 2008.

(i)	Grant of stock settled stock appreciation rights, which vest ratably over a period of three years on each anniversary of May 2, 2006.

(j)	Grant of stock settled stock appreciation rights, which vest ratably over a period of four years on each anniversary of May 2, 2008.

(k)	Grant of restricted stock units, which vest ratably over a period of four years on each anniversary of May 2, 2008.

2008 Option Exercises and Stock Vested Table

The following table summarizes the Wyndham Worldwide stock option exercises and vesting of restricted stock units by named executive officers in 2008.

	Option Awards			Stock Awards
		Number of			Number of
		Shares	Value		Shares	Value
		Acquired	Realized		Acquired	Realized
		on	on		on	on
Name	Date	Exercise	Exercise	Date	Vesting	Vesting
		(#)	($)		(#)	($)(a)
Mr. Holmes	--	--	--	05/02/08	26,435	629,681

Mr. Hanning	--	--	--	05/02/08	25,917	617,342

Mr. Ballotti (b)	--	--	--	--	--	--

Mr. Rudnitsky	--	--	--	05/02/08	24,639	586,900

	--	--	--	10/03/08	40,708 (c)	516,991

Ms. Wilson	--	--	--	05/02/08	18,160	432,571

Mr. Anderson	--	--	--	05/02/08	9,071	216,071

(a)	Calculated using closing price of a share of our common stock on vesting date as follows: May 2, 2008, $23.82; and October 3, 2008, $12.70.

(b)	Mr. Ballotti commenced employment in March 2008 and accordingly did not have stock awards that vested in 2008.

(c)	Consists of accelerated vesting of restricted stock units in connection with termination agreement.

2008 Nonqualified Deferred Compensation Table

The following table provides information regarding 2008 nonqualified deferred compensation for our named executive officers.

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
Name	2008	2008	2008	Distributions	12/31/08
	($)(a)	($)(b)	($)(c)	($)(d)	($)(e)
Mr. Holmes	64,581	64,581	(992,756)	--	2,590,689

Mr. Hanning	--	--	1,823	--	97,259

Mr. Ballotti	46,961	46,961	(8,850)	--	34,303

Mr. Rudnitsky	24,727	24,727	(58,106)	(306,293)	39,217

Ms. Wilson	52,036	52,036	(318,761)	--	715,345

Mr. Anderson	--	--	--	--	--

(a)	All amounts are reported as 2008 compensation in the Summary Compensation Table above.

(b)	All amounts are reported as 2008 compensation in the All Other Compensation Table above.

(c)	Represents gains or losses in 2008 on investment of aggregate balance.

(d)	Includes amounts deferred in prior periods and previously reported as compensation in such periods.

(e)	Includes amounts that were reported as compensation since 2006 as follows: Mr. Holmes, $742,602; Mr. Hanning, $95,436; Mr. Rudnitsky, $249,296; and Ms. Wilson, $234,050. It is not practicable to include compensation deferred prior to 2006, the year in which the spin-off occurred.

Our Officer Deferred Compensation Plan is described above under 2008 Executive Compensation Elements and Decisions. The aggregate balances of the named executive officers are invested based on the executive’s investment election made at the time of enrollment. Executives may change their investment elections during the year. For 2009, we offer a choice of 29 investment options including our common stock. Investment options include money market, debt, equity and lifecycle funds.

Agreements with Named Executive Officers

The following describes our employment, termination, change-in-control and related arrangements with our named executive officers.

Mr. Holmes

Employment Agreement.  In July 2006 we entered into an employment agreement with Mr. Holmes with a term expiring in July 2009, which term automatically extended to July 2010 pursuant to the terms of the agreement. In December 2008, we executed an amendment to the agreement intended to either exempt payments and benefits under the agreement from or comply with Section 409A of the Code. The agreement provides for a minimum base salary of $1 million, an annual incentive award with a target amount equal to 200% of his base salary subject to meeting performance goals, employee benefits generally available to our executive officers and grants of long-term incentive awards on terms as determined by our Board or the Committee. Grants of long-term incentive awards vest fully on a change-in-control. The agreement provides Mr. Holmes and his dependents with medical benefits through his age 75. The agreement provides for customary restrictive covenants including non-competition and non-solicitation covenants effective during the period of employment and for two years after termination of employment.

Mr. Holmes’ agreement provides that upon a change-in-control or if his employment with us is terminated by us without cause or due to a constructive discharge he will be entitled to a lump sum payment equal to 299% of the sum of his then-current base salary plus his then-current target annual incentive compensation and all of his then-outstanding equity awards will fully vest and remain exercisable for varying periods as described in the agreement. If the payments we make to Mr. Holmes for termination on a change-in-control give rise to excise tax, then we will pay Mr. Holmes a gross-up payment to cover the tax.

Mr. Hanning

Employment Agreement.  In July 2006, we entered into an employment agreement with Mr. Hanning with a term expiring in July 2009. In December 2008, we executed an amendment to the agreement intended to either exempt payments and benefits under the agreement from or comply with Section 409A of the Code. The agreement provides for a minimum base salary of $550,000, a retention bonus of $700,000 (a one-time payment made in September 2006), an annual incentive award with a target amount equal to $660,000, subject to meeting performance goals, employee benefits generally available to our executive officers and grants of long-term incentive awards on terms as determined by our Board or the Committee. Under Mr. Hanning’s agreement and our 2006 Equity and Incentive Plan, grants of long-term incentive awards fully vest on a change-in-control.

Mr. Hanning will receive additional cash incentive compensation not to exceed $2 million for the three-year performance period from January 1, 2006 to December 31, 2008 for meeting goals relating to Wyndham Vacation Ownership’s financial performance. This provision for additional cash compensation was established in connection with our 2006 spin-off from Cendant. In consideration of the additional incentive compensation and the employment agreement, we and Mr. Hanning agreed to terminate all bonuses, commission, incentive and cash payment opportunities owed to Mr. Hanning by Cendant. The agreement provides for customary restrictive covenants including non-competition and non-solicitation covenants effective during the period of employment and for one year after termination of employment.

Mr. Hanning’s agreement provides that if his employment is terminated by us without cause or due to a constructive discharge, he will be entitled to a lump sum payment equal to 100% of the sum of his then-current base salary plus his then-current target annual incentive compensation, accelerated vesting and payment of the long term incentive compensation, and payment of COBRA premiums less the contribution payable by active employees until Mr. Hanning commences new or self employment. If the payments we make to Mr. Hanning for termination without cause or for a constructive discharge give rise to excise tax then we will pay Mr. Hanning a gross-up payment to cover the tax.

Mr. Ballotti

Employment Agreement.  In March 2008, we entered into an employment agreement with Mr. Ballotti with a term expiring in March 2011. In December 2008, we executed an amendment to the agreement intended to either exempt payments and benefits under the agreement from or comply with Section 409A of the Code. The agreement provides for a minimum base salary of $550,000, annual incentive compensation with a target amount equal to 100% of base salary subject to meeting performance goals, 2008 annual incentive compensation equal to a minimum of 100% of base salary earned in 2008, a 2008 long-term incentive award consisting of restricted stock units with a grant date fair value of $1,387,500 and stock-settled stock appreciation rights with a grant date fair value of $462,500, annual long-term incentive awards upon terms determined by us, relocation assistance and participation in employee benefit plans and perquisite programs generally available to our executive officers.

Mr. Ballotti’s agreement provides that if his employment is terminated by the Company without cause or due to a constructive discharge, he will receive a lump sum payment equal to 200% of his then-current base salary and target annual incentive compensation. In this event, all of Mr. Ballotti’s then-outstanding equity awards that would otherwise vest within one year following termination will vest (subject to performance goals, if applicable) and any such awards that are stock options or stock appreciation rights will remain exercisable until the earlier of two years following termination and the original expiration date of the awards.

The agreement provides for customary restrictive covenants including non-competition and non-solicitation covenants effective during the period of employment and for one year following termination if his employment terminates after the expiration of his employment agreement and for two years following termination if his employment terminates before the expiration of his employment agreement.

Mr. Rudnitsky

Employment Agreement.  In July 2006, we entered into an employment agreement with Mr. Rudnitsky with a term expiring in July 2009. The agreement provides for a minimum base salary of $500,000, an annual incentive award with a target amount equal to 100% of his base salary, subject to meeting performance goals, participation in employee benefit plans generally available to our executive officers and grants of long-term incentive awards upon terms determined by us. Under our 2006 Equity and Incentive Plan, grants of long-term incentive awards fully vest on a change-in-control. The agreement provides for customary restrictive covenants including non-competition and non-solicitation covenants effective during the period of employment and for one year following termination if his employment terminates after the expiration of his employment agreement and for two years following termination if his employment terminates before the expiration of his employment agreement.

Mr. Rudnitsky’s agreement provides that if his employment is terminated by us without cause or due to a constructive discharge, he will receive a lump sum payment equal to 200% of his then-current base salary and target annual incentive compensation. In this event, all of Mr. Rudnitsky’s then-outstanding equity awards that would otherwise vest within one year following termination will vest (subject to performance goals, if applicable) and any such awards that are stock options or stock appreciation rights will remain exercisable until the earlier of two years following termination and the original expiration date of the awards.

Termination Agreement.  Effective September 30, 2008, we entered into a termination agreement with Mr. Rudnitsky. Consistent with Mr. Rudnitsky’s employment agreement, we paid Mr. Rudnitsky cash severance of $2,164,000, which is an amount equal to 200% of the sum of his 2008 base salary and target annual incentive compensation, and any of Mr. Rudnitsky’s long-term incentive awards that would have otherwise vested within one year of September 30, 2008 vested immediately. As a result of this acceleration of the vesting dates, Mr. Rudnitsky was vested with the following stock settled stock appreciation rights that would have otherwise vested on March 1, 2009, 17,618 with an exercise price of $22.17, and May 2, 2009, 23,964 with an exercise price of $31.85 and 11,093 with an exercise price of $36.70, all of which expire October 3, 2010. Similarly, Mr. Rudnitsky was vested with 40,708 restricted stock units net of income tax withholding that would have otherwise vested on March 1, 2009 or May 2, 2009 as applicable.

Mr. Rudnitsky will continue to hold two tranches of stock options as described in the Outstanding Equity Awards at 2008 Fiscal Year-End Table. Mr. Rudnitsky was paid deferred compensation of approximately $306,293 under the guidelines of our Officer Deferred Compensation Plan.

Mr. Rudnitsky executed a customary release agreement with us pursuant to which Mr. Rudnitsky released us from claims arising in connection with, among other things, his employment with us and the termination agreement. Under the termination agreement, Mr. Rudnitsky will remain subject to certain provisions of his employment agreement.

Ms. Wilson

Employment Agreement.  In July 2006, we entered into an agreement with Ms. Wilson with a term expiring in July 2009. In December 2008, we executed an amendment to the agreement intended to either exempt payments and benefits under the agreement from or comply with Section 409A of the Code. The agreement provides for a minimum base salary of $475,000, an annual incentive award with a target amount equal to 100% of her base salary, subject to meeting performance goals, participation in employee benefit plans generally available to our executive officers and grants of long-term incentive awards upon terms determined by us. Under our 2006 Equity and Incentive Plan, grants of long-term incentive awards fully vest on a change-in-control. The agreement provides for customary restrictive covenants including non-competition and non-solicitation covenants effective during the period of employment and for one year following termination if her employment terminates after the expiration of her employment agreement and for two years following termination if her employment terminates before the expiration of her employment agreement.

Ms. Wilson’s agreement provides that if her employment is terminated by us without cause or due to a constructive discharge, she will be entitled to a lump sum payment equal to 200% of her then-current base salary and target annual incentive compensation. In this event, all of Ms. Wilson’s then-outstanding equity awards that would otherwise vest within one year following termination will vest (subject to performance goals, if applicable) and any such awards that are stock options or stock appreciation rights will remain exercisable until the earlier of two years following termination and the original expiration date of the awards.

Mr. Anderson

Employment Letter.  Mr. Anderson is employed by us as Executive Vice President and Chief Real Estate Development Officer under employment letters dated March 24, 2008, December 31, 2008 and March 6, 2009. The December 31, 2008 amendment was intended to either exempt payments and benefits under the letter from or comply with Section 409A of the Code. His 2008 base salary was $425,000. Mr. Anderson is eligible for an annual incentive award with a target amount equal to 100% of his base salary subject to meeting performance goals, participation in employee benefit plans generally available to our executive officers and grants of long-term incentive awards upon terms determined by us. Under our 2006 Equity and Incentive Plan, grants of long-term incentive awards fully vest on a change-in-control.

For 2008, Mr. Anderson was also eligible for an annual incentive compensation modifier of up to $50,000, based on individual performance regarding development of mixed use and collaborative partnering transactions. Based on our compensation consultant’s revised peer group analysis of

Mr. Anderson’s position, in March 2009, we further amended Mr. Anderson’s employment letter effective January 1, 2009 to eliminate his annual incentive compensation modifier. In 2008, Mr. Anderson was paid relocation assistance expenses consistent with our relocation policies.

Mr. Anderson’s letter provides that if his employment is terminated by us without cause, he will be entitled to a lump sum payment equal to 200% of his then-current base salary and target annual incentive compensation. In this event, all of Mr. Anderson’s then-outstanding equity awards that would otherwise vest within one year following termination will vest and any such awards that are stock options or stock appreciation rights will remain exercisable until the earlier of two years following termination and the original expiration date of the awards.

Potential Payments on Termination or Change-In-Control

The following table describes the potential payments and benefits under our compensation and benefit plans and arrangements to which the named executive officers would be entitled upon termination of employment or change-in-control. The payments described in the table are based on the assumption that the termination of employment or change-in-control occurred on December 31, 2008.

Potential Payments Upon Termination of Employment Table

			Continuation	Acceleration
			of Medical	of Equity
			Benefits	and Cash	Excise	Total
		Cash	(present	Incentive	Tax	Termination
Name	Termination Event	Severance	value)	Awards	Gross-Up	Payments
(a)		($)	($)	($)(b)	($)	($)
Mr. Holmes	Voluntary Retirement, Resignation or Involuntary Termination	0	338,827	0	0	338,827

	Death or Disability	0	338,827	760,224	0	1,099,051

	Termination without Cause, Constructive Discharge or Non-Renewal of Contract	9,732,450	338,827	760,224	0	10,831,501

	Change-in-Control	9,732,450	338,827	760,224	0	10,831,501

Mr. Hanning	Voluntary Retirement, Resignation or Involuntary Termination	0	0	0	0	0

	Death or Disability	0	0	2,904,992 (c)	0	2,904,992

	Termination without Cause or Constructive Discharge	1,266,000	21,958	2,000,000 (c)	0	3,287,958

	Change-in-Control	1,266,000	0	904,992	0	2,170,992

Mr. Ballotti	Voluntary Retirement, Resignation or Involuntary Termination	0	N/A	0	N/A	0

	Death or Disability	0	N/A	381,530	N/A	381,530

	Termination without Cause or Constructive Discharge	2,200,000	N/A	95,381	N/A	2,295,381

	Change-in-Control	2,200,000	N/A	381,530	N/A	2,581,530

Ms. Wilson	Voluntary Retirement, Resignation or Involuntary Termination	0	N/A	0	N/A	0

	Death or Disability	0	N/A	556,709	N/A	556,709

	Termination without Cause or Constructive Discharge	2,056,000	N/A	188,188	N/A	2,244,188

	Change-in-Control	2,056,000	N/A	556,709	N/A	2,612,709

Mr. Anderson	Voluntary Retirement, Resignation or Involuntary Termination	0	N/A	0	N/A	0

	Death or Disability	0	N/A	356,442	N/A	356,442

	Termination without Cause	1,700,000	N/A	112,955	N/A	1,812,955

	Change-in-Control	1,700,000	N/A	356,442	N/A	2,056,442

(a)	Mr. Rudnitsky’s data is not included in this table because he was not employed by us on December 31, 2008.

(b)	Calculated using closing price of our common stock on the New York Stock Exchange on December 31, 2008 of $6.55.

(c)	Assumes all applicable performance measures were met and payment of entire additional cash incentive award.

Accrued Pay.  The amounts shown in the table above do not include payments and benefits, including accrued salary and annual incentive compensation, to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

Deferred Compensation.  The amounts shown in the table do not include distributions of aggregate balances under the Officer Deferred Compensation Plan. Those amounts are shown in the 2008 Deferred Compensation Table above.

Covered Terminations.  The table assumes a termination of employment that is eligible for severance or other benefits under the terms of the named executive officers’ employment agreement and our 2006 Equity and Incentive Plan.

•	A termination of an executive officer is for cause if it is for any of the following reasons: the executive’s willful failure to substantially perform his duties as our employee or any subsidiary (other than any such failure resulting from incapacity due to physical or mental illness); any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against us or any subsidiary; the executive’s conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal); or the executive’s gross negligence in the performance of his or her duties or the executive purposefully or negligently makes (or has been found to have made) a false certification to us pertaining to our financial statements.

•	An executive suffers a constructive discharge if any of the following occur: any material failure by us to fulfill our obligations under the executive’s employment agreement (including any reduction of base salary or other element of compensation) or any material diminution to the executive’s duties and responsibilities relating to service as an executive officer; the executive’s principal office is relocated to a location more than a specified distance from its original location; or the executive experiences a reduction in title or reporting responsibilities. For Mr. Holmes, “constructive discharge” also includes our decision not to renew his employment agreement, a change-in-control or if he is no longer a member of our Board. For Mr. Hanning, “constructive discharge” also includes if Mr. Holmes is no longer our CEO.

Continuation of Medical Benefits.  Mr. Holmes’ agreement provides Mr. Holmes and his dependents with medical benefits through his age 75 regardless of the termination event. Mr. Hanning’s agreement provides that if his employment is terminated by us without cause or due to a constructive discharge, he will be entitled to the payment of COBRA premiums less the contribution payable by active employees until Mr. Hanning commences new or self employment.

The actuarial assumptions used to calculate continued medical benefits for Mr. Holmes include a discount rate of 5.87%; no mortality assumptions for Mr. Holmes, his spouse or children; and standard pre-retirement and post-retirement per capita costs for Mr. Holmes and his spouse and standard per capita costs for Mr. Holmes’ children. Continuation of medical benefits for Mr. Hanning were calculated using a standard COBRA payment less the contribution payable by active employees, for a period of eighteen months using a discount rate of 5.87%.

Acceleration of Equity and Cash Incentive Awards.  Equity grants made to all eligible employees, including the named executive officers, under our 2006 Equity and Incentive Plan, fully vest on a change-in-control. Under the individual agreements for equity awards, all equity awards fully vest on the death or disability of the named executive officer. The table does not reflect a reduction in shares that would be withheld for taxes on vesting.

Under Mr. Hanning’s employment agreement, on his death or disability his long-term cash incentive compensation is vested to the extent earned and unpaid. If Mr. Hanning’s employment is terminated without cause or for constructive discharge, his long-term cash incentive compensation fully vests and is payable.

Excise Tax Gross-Up.  Upon a change-in-control, executives may be subject to certain excise taxes under Section 280G of the Code. We have agreed to reimburse Mr. Holmes and Mr. Hanning for any excise taxes as well as any income and excise taxes payable by them as a result of any reimbursements for the 280G excise taxes. The amounts in the table are based on a 280G excise tax rate of 20%, a statutory 35% federal income tax rate, a 1.45% percent Medicare tax rate, an 8.97% state income tax rate for Mr. Holmes based on his residency in New Jersey and a 0% percent state income tax rate for Mr. Hanning based on his current residency in Florida. In the event that a change-in-control occurred as of December 31, 2008, neither Mr. Holmes nor Mr. Hanning would have been subject to excise tax that would have given rise to a gross-up payment.

Payments Upon Change-in-Control Alone.  For our named executive officers other than Mr. Holmes, severance payments in connection with a change-in-control are made only if the executive suffers a covered termination of employment. The table assumes that the employment of these executives was terminated on a change-in-control as a constructive discharge or termination without cause. Equity grants made under our 2006 Equity and Incentive Plan fully vest on a change-in-control whether or not the executives’ employment is terminated.

Related Party Transactions

Certain affiliates of Barclays Global Investors, N.A., which beneficially owns approximately 7.40% of our common stock, have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for us and our subsidiaries for which they have received, and will receive, customary fees and expenses. We estimate the fees paid to Barclays by us in 2008 were less than $3.5 million.

A member of Mr. Hanning’s family is a member of a law firm which has provided and continues to provide services to our vacation ownership business. Fees and expenses paid for such services were approximately $212,366 in 2008 based on the firm’s customary rates.

Another member of Mr. Hanning’s family currently serves as a Senior Vice President, Sales of our vacation ownership business. This individual was hired in 1981, prior to Mr. Hanning’s employment. In 2008, he received total cash compensation consisting of base salary, commission and bonuses of approximately $617,554 and was granted 12,223 restricted stock units. All compensation and incentive awards were paid and awarded on a basis consistent with that applied to our other employees.

RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm to conduct an integrated audit of our consolidated financial statements and internal control over financial reporting for fiscal year 2009. The Board seeks an indication from shareholders of their approval or disapproval of the Audit Committee’s appointment of Deloitte & Touche LLP as independent registered public accounting firm (auditors) for fiscal year 2009.

Deloitte & Touche LLP served as our independent registered public accounting firm for 2008. No relationship exists between Deloitte & Touche LLP and us other than the usual relationship between auditor and client. Representatives of Deloitte & Touche LLP will be present at the annual meeting of shareholders and available to respond to questions and will have the opportunity to make a statement if such representatives desire to do so.

Disclosure About Fees

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the integrated audit of our financial statements and internal control over financial reporting for the fiscal years ended December 31, 2008 and 2007, and as well as fees billed by Deloitte & Touche LLP for other services during those periods.

Type of Fees	2008	2007
Audit Fees	$8,567,897	$8,027,115
Audit-Related Fees	$383,527	$302,047
Tax Fees	$1,888,965	$1,808,755
All Other Fees	$48,438	$21,350

Total	$10,888,827	$10,159,267

In the above table, in accordance with the SEC’s definitions and rules, audit fees are fees that we paid to Deloitte & Touche LLP for the integrated audit of our annual financial statements and internal control over financial reporting included in our Form 10-K for fiscal year 2008 and review of interim financial statements included in our Form 10-Qs for the quarters ended March 31, June 30 and September 30, 2008 and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. Audit fees paid for 2008 include approximately $800,000 related to the 2007 audit. Audit-related fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements; tax fees are fees for tax compliance, tax advice and tax planning; and all other fees are fees for any services not included in the first three categories.

Pre-Approval of Audit and Non-Audit Services

Under the Audit Committee charter, among its other duties, the Audit Committee is responsible for the pre-approval of all audit and permissible non-audit services to be performed for us by our independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm. Under the policy, the Audit Committee pre-approves on an annual basis all audit, audit-related and tax services to be provided by the independent registered public accounting firm. On an ongoing basis, management communicates specific projects and categories of service other than relating to audit, audit-related and tax services for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent registered public accounting firm. On a quarterly basis, management reports to the Audit Committee regarding the actual fees paid for all services provided by the independent registered public accounting firm. For 2008, all of the audit, audit-related, tax and all other fees listed in the table above were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR THE ADOPTION OF THE PROPOSAL
TO RATIFY THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL TO APPROVE THE AMENDMENT AND RESTATEMENT OF
THE WYNDHAM WORLDWIDE CORPORATION
2006 EQUITY AND INCENTIVE PLAN
PRIMARILY FOR PURPOSES OF SECTION 162(m) OF THE INTERNAL REVENUE CODE

General

Our shareholders are being asked to approve the amendment and restatement of the Wyndham Worldwide Corporation 2006 Equity and Incentive Plan (Plan) and the performance goals thereunder primarily for the purpose of Section 162(m) of the Code. The Plan was originally adopted by the Board and our sole shareholder on July 13, 2006, prior to our spin-off from Cendant Corporation and subject to such separation. The purpose of the Plan is to afford an incentive to our non-employee directors, selected officers and other employees, advisors and consultants to continue in their respective roles, to increase their efforts on behalf of us and our affiliates and to promote the success of our business.

We relied on a transition rule under Section 162(m) of the Code that applies to spun-off companies and provides that awards are exempt from the corporate tax deduction limits under Section 162(m) of the Code for a limited transition period. However, due to the expiration of the transition period, we are asking our shareholders to approve the Plan, including the Section 162(m) performance goals under the Plan (as described below) so that incentive awards granted under the Plan to certain of our named executive officers may qualify as deductible performance-based compensation under Section 162(m) of the Code. Section 162(m) of the Code otherwise generally disallows the corporate tax deduction for certain compensation paid in excess of $1 million annually to each of the chief executive officer and the three other most highly paid executive officers of publicly-held companies (other than the chief financial officer).

In consultation with our compensation consultant, we reviewed the aggregate share reserve in the Plan in light of applicable RiskMetrics Group guidelines and determined that it would be appropriate to reduce the share reserve by 6.8 million shares from 43.5 million shares to 36.7 million shares. We believe that such reduction would be consistent with our commitment to efficiently manage our equity compensation share reserve. As of February 28, 2009, the Plan had 15,710,449 shares remaining available for future issuance (with no available shares remaining under any of our other equity plans). Also, as of February 28, 2009, we had total outstanding awards of 13,251,901 options and stock appreciation rights (SARs), with a weighted average exercise price of $32.86 and a weighted average remaining contractual term of 2.24 years, and 10,181,534 full-value awards. Accordingly, if the Plan is approved by shareholders, the authorized share reserve in the Plan, as amended and restated, will be 36.7 million (of which approximately 8,900,000 shares shall remain available for future issuance), which we anticipate will be sufficient for issuances under the Plan for the near future.

In addition, the term of the Plan will be extended until the tenth anniversary of the earlier of the date the Plan is adopted by the Board and the effective date of the Plan, provided that awards that are intended to be “performance-based” under Section 162(m) of the Code may not be granted after May 12, 2014, unless the performance goals under the Plan are re-approved by our shareholders. The Plan will also reflect certain other clarifying amendments as well as amendments to reflect recent developments in applicable law (such as Code Sections 409A and 162(m)) and equity compensation practices which include, among other things, amendments providing for:

•	Clarification that the class of eligible grantees includes non-employee directors, selected officers and other employees, advisors and consultants of our affiliates that may not be in corporate form; and

•	Enhancement of our current prohibition against repricing stock options and stock appreciation rights.

The Board recommends that shareholders approve the amendment and restatement of the Plan and the performance goals thereunder. If the requisite shareholder approval of the amendment and restatement of the Plan is not obtained, the Plan, as amended and restated, will not take effect. If such approval is not obtained, we may continue to grant awards under the Plan in accordance with its current terms. However, certain awards under the Plan may not constitute “performance-based”

compensation under Code Section 162(m), and accordingly, may not be deductible by us depending on the facts and circumstances.

The following section summarizes the Plan, as amended and restated, and is qualified in its entirety by the full text of the Plan, which is included in Appendix A to this proxy statement.

Description of the Plan (as Amended and Restated)

Types of Awards.  The Plan provides for the grant of options (including incentive stock options and nonqualified stock options), SARs, restricted stock, restricted stock units (RSUs) and other stock- and cash-based awards.

Eligibility.  Non-employee directors, selected officers and other employees, advisors and consultants of us and our affiliates are selected by our Board or the committee established by the Board to administer the Plan (references herein to “Committee” mean such committee established by the Board or if no such committee is established such references shall be references to the Board) for participation in the Plan. Currently, there are six non-employee directors, approximately 400 officers and other employees and no advisors or consultants who are eligible to receive any of the foregoing equity-based or cash-based awards.

Administration.  The Plan is administered by the Committee which satisfies the provisions of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (Exchange Act), Code Section 162(m) and applicable stock exchange rules. Currently, the Compensation Committee of the Board serves as the Committee under the Plan.

The Committee has the authority, among other things, to determine who will be granted awards and all of the terms and conditions of the awards. The Committee is also authorized to determine performance goals (if applicable), to determine to what extent an award may be settled, cancelled, forfeited, exchanged or surrendered, to interpret the Plan and any awards granted thereunder and to make all other determinations necessary or advisable for the administration of the Plan. Where the vesting or payment of an award under the Plan is subject to the attainment of performance goals, the Committee is responsible for certifying that the performance goals have been attained. Except in connection with a corporate transaction involving us, the Committee does not have the authority under the Plan to amend the terms of outstanding awards to reduce the exercise price of outstanding options or SARs or replace or cancel outstanding options or SARs in exchange for cash, other awards or options or SARs with an exercise price that is less than the exercise price of the original options or SARs without the approval of our shareholders.

Stock Subject to the Plan.  The maximum number of shares of common stock reserved for the grants of awards under the Plan, including all shares to be issued pursuant to our Non-Employee Directors Deferred Compensation Plan, Savings Restoration Plan and Officer Deferred Compensation Plan, is currently 43.5 million shares which will be reduced to 36.7 million shares if our shareholders approve the Plan, as amended and restated.

The Plan places limits on the maximum amount of awards, and types thereof, that may be granted to any participant in any calendar year. Under the Plan, no more than:

•	1 million shares of stock may be made subject to options (other than options converted in connection with the spin-off) or SARs to a single individual in a single calendar year;

•	250,000 shares of stock may be made subject to stock-based awards other than options or SARs (including restricted stock, RSUs (other than RSUs converted in connection with the spin-off) or other stock-based awards denominated in shares of stock) to a single individual in a single calendar year; and

•	1 million shares of stock may be issued pursuant to the exercise of incentive stock options, in each case, subject to adjustment as provided in the Plan.

None of the individual participant share limits have been increased as a result of the amendment and restatement of the Plan. All share limits in the Plan, including the maximum number of shares reserved under the Plan are subject to adjustments as provided in the Plan and as described below.

If any shares subject to an award granted under the Plan are forfeited, cancelled, exchanged or surrendered or if an award terminates or expires without a distribution of shares to the participant, or if shares of stock are surrendered or withheld as payment of either the exercise price of an award and/or withholding taxes in respect of an award, the number of shares of common stock underlying such award will again be available for awards under the Plan.

In the event that the Committee determines that any corporate event, such as a stock split, reorganization, merger, consolidation, repurchase or share exchange affects our common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Plan participants, then the Committee will make certain equitable adjustments to the number and kind of shares or other property available for awards, the exercise price, grant price or purchase price relating to any award, the terms of outstanding awards, the annual award limitations and the performance goals.

Terms of Awards and Performance Goals.  Except as set forth otherwise in the Plan or as may be determined by the Committee, each award granted under the Plan will be evidenced by an award agreement containing such terms and conditions as determined by the Committee in a manner consistent with the purposes of the Plan, including whether the vesting or payment of an award will be subject to the attainment of performance goals.

The performance goals that may be applicable to awards granted under the Plan will be based upon one or more of the following criteria, applied to one or more of us or our affiliates or one of our divisions or strategic business units and determined in accordance with generally accepted accounting principles where applicable:

•	pre-tax income or after-tax income;

•	pre-tax or after-tax profits;

•	income or earnings including operating income, earnings before or after taxes, earnings before interest, taxes, deprecation and amortization, earnings before or after interest, depreciation, amortization, or extraordinary or special items, or any combination of any or all of the foregoing;

•	net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements;

•	earnings or book value per share (basic or diluted);

•	return on assets (gross or net), return on investment, return on capital, return on invested capital or return on equity;

•	return on revenues;

•	cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital;

•	economic value created;

•	operating margin or profit margin (gross or net);

•	stock price or total shareholder return;

•	income or earnings from continuing operations;

•	after-tax or pre-tax return on shareholders’ equity;

•	growth in the value of an investment in our common stock assuming the reinvestment of dividends;

•	operating profits or net operating profits;

•	working capital;

•	gross or net sales, revenue and growth of sales revenue (either before or after cost of goods, selling and general administrative expenses, and any other expenses or interest);

•	cost targets, reductions and savings (including, without limitation, the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, our bank debt or our other long-term or short-term public or private debt or other similar financial obligations, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee), expense management, productivity and efficiencies;

•	strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to divestitures, joint ventures and similar transactions; and

•	any combination of the foregoing.

To the extent permitted by law, the Committee may equitably adjust the performance goals based on certain events specified in the Plan, including for example, unusual or non-recurring events.

Long Term Incentive Program

Options.  Stock options granted under the Plan may be incentive stock options or nonqualified stock options. The exercise price of stock purchasable under an option granted under the Plan will be determined by the Committee but will not be less than the fair market value of our common stock on the date of grant (subject to the terms of the Plan regarding awards granted in connection with the equitable adjustment by Cendant Corporation of certain awards previously granted to a participant).

Options will be exercisable over the exercise period which may not exceed ten years, at such times and upon such conditions as the Committee may determine, as reflected in the applicable award agreement; provided, that the Committee will have the authority to accelerate the exercisability of any outstanding option. The exercise price of an option generally may be paid in cash, exchange of stock previously owned, through a “broker cashless exercise” or a combination thereof, or if permitted in an award agreement, by withholding shares of common stock.

An option may not be exercised unless the grantee of such option is then a director of, in the employ of, or providing services to, us or our affiliates and unless the grantee has remained continuously so employed, or continuously maintained such relationship, since the date of grant of the option; provided, that the applicable award agreement may contain provisions extending the exercisability of options, in the event of specified terminations of employment or service, to a date not later than the expiration date of such option.

Options may be subject to such other conditions including, but not limited to, restrictions on transferability of the shares acquired upon exercise of such options, as the Committee may prescribe or as may be required by applicable law.

Stock Appreciation Rights.  Unless the Committee determines otherwise, a SAR (i) granted in tandem with a nonqualified stock option may be granted at the time of grant of the related option or at any time thereafter or (ii) granted in tandem with an incentive stock option may only be granted at the time of grant of the related option. A SAR granted in tandem with an option will be exercisable only to the extent the underlying option is exercisable. A SAR confers on the participant the right to receive an amount with respect to each share subject thereto, upon exercise thereof, equal to the excess of (i) the fair market value of one share of our common stock on the date of exercise over (ii) the grant price of the SAR. The grant price per share of stock subject to a SAR is determined by the Committee at grant, provided that the per share grant price of a SAR, whether or not it is granted in tandem with an option, may not be less than 100% of the fair market value of the stock at the time of grant.

SARs will be exercisable over the exercise period (not to exceed ten years), at such times and upon such conditions as the Committee may determine, as reflected in the applicable award agreement; provided, that the Committee will have the authority to accelerate the exercisability of any outstanding SAR. A SAR may not be exercised unless the grantee of such award is then a director of, in the employ of, or providing services to, us or our affiliates, and unless the grantee has remained continuously so employed, or continuously maintained such relationship, since the date of grant of the SAR; provided, that the applicable award agreement may contain provisions extending the exercisability of the SAR, in the event of specified terminations of employment or service, to a date not later than the expiration date of such SAR (or, in the case of a tandem SAR, its related award).

SARs may be subject to such other conditions including, but not limited to, restrictions on transferability of the shares acquired upon exercise of such SARs, as the Committee may prescribe or as may be required by applicable law.

Restricted Stock.  A restricted stock award granted under the Plan will consist of shares of our common stock and will be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose. The Committee may place restrictions on restricted stock that will lapse, in whole or in part, only upon the attainment of certain performance goals and may designate an award of restricted stock as “performance-based compensation” under Section 162(m) of the Code by conditioning the award or the lapse of restrictions on the achievement of performance goals. Except to the extent restricted under an award agreement, a participant granted restricted stock will have all of the rights of a shareholder including, without limitation, the right to vote the restricted stock and the right to receive dividends thereon.

Upon termination of employment with, service to, or termination of the director or independent contractor relationship with, us or our affiliates during the applicable restriction period, restricted stock and any accrued but unpaid dividends that are then subject to restrictions will be forfeited. Notwithstanding the foregoing, the Committee may provide or determine that restrictions or forfeiture conditions relating to restricted stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of restricted stock; provided that, restricted stock that is intended to comply with Section 162(m) of the Code will be based on the actual achievement of the performance goals through the date of such termination.

Stock distributed in connection with a stock split or stock dividend, and cash or other property distributed as a dividend, will be subject to restrictions and a risk of forfeiture to the same extent as the restricted stock with respect to which such stock or other property has been distributed, and will be settled as the same time as the restricted stock to which it relates.

Restricted Stock Units.  An RSU is an award of a right to receive stock or cash, as determined by the Committee at the end of a specified restricted period. The Committee may place restrictions on RSUs that will lapse, in whole or in part, only upon the attainment of certain performance goals and may designate an award of RSUs as “performance-based compensation” under Section 162(m) of the Code by conditioning the award or the lapse of restrictions on the achievement of performance goals. The Committee may award dividend equivalents relating to RSUs on terms and conditions as it determines.

Upon termination of employment with, service to, or termination of the director or independent contractor relationship with, us or our affiliates during the applicable deferral period or portion thereof to which forfeiture conditions apply, or upon failure to satisfy any other conditions precedent to the delivery of stock or cash to which such RSUs relate, all RSUs and any accrued but unpaid dividend equivalents that are then subject to deferral or restriction will be forfeited. Notwithstanding the foregoing, the Committee may provide or determine that restrictions or forfeiture conditions relating to RSUs will be waived in whole or in part in the event of termination resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of RSUs; provided that, restricted stock units that are intended to comply with Section 162(m) of the Code will be based on the actual achievement of the performance goals through the date of such termination.

We will issue RSUs pursuant to the Plan for the purpose of fulfilling our obligations under our Non-Employee Directors Deferred Compensation Plan; provided, that certain terms and conditions of the grant and payment of such RSUs set forth in the Non-Employee Directors Deferred Compensation Plan will supersede the terms generally applicable to RSUs granted under the Plan. Such RSUs granted pursuant to the Non-Employee Directors Deferred Compensation Plan need not be evidenced by an award agreement.

We will issue RSUs payable only in stock (unless the Committee determines otherwise) pursuant to our non-employee director compensation program, and will issue stock in settlement of such RSUs in accordance with such program and the terms of the Plan.

Converted Cendant Awards.  The Plan governs conversion options and stock awards that were granted under the Plan as a result of the equitable adjustment by Cendant Corporation of certain stock options and RSU awards previously granted to participants by Cendant Corporation. In accordance with a formula for the conversion of such awards determined by the Board, the Committee determined the number of shares to be subject to any such conversion award and the per share exercise price of any such conversion option.

Other Stock- or Cash-Based Awards.  The Plan provides for other stock- and cash-based awards, the form and terms of which are determined by the Committee. The value and payment of these awards may be contingent upon performance goals, and the Committee may designate an other stock- or cash-based award as “performance-based compensation” under Section 162(m) of the Code by conditioning the award or the lapse of restrictions on the achievement of performance goals so long as such goals relate to periods of performance in excess of one calendar year. The maximum value of the aggregate payment that any grantee may receive pursuant to any such award in respect of any calendar year is $1 million, which reflects the limit in effect prior to the amendment and restatement of the Plan. Payments earned with respect to such awards may be decreased or, with respect to certain grantees, increased in the sole discretion of the Committee based on such factors as it deems appropriate.

Annual Incentive Program.  In addition to awards granted under our Long Term Incentive Program, the Committee is authorized to grant stock-and cash-based awards pursuant to our Annual Incentive Program, under such terms and conditions as deemed by the Committee to be consistent with the purposes of the Plan. Awards granted under the Annual Incentive Program may be granted with value and payment contingent upon performance goals, so long as such goals relate to periods of performance of one calendar year or less. The Committee may designate an award granted under the Annual Incentive Program as “performance-based compensation” under Section 162(m) of the Code by conditioning the award or the lapse of restrictions on the achievement of performance goals; provided that the Committee shall establish the objective performance goals at such time required under Section 162(m) of the Code and while the outcome of the performance goals are substantially uncertain. Grantees will be selected by the Committee with respect to participation for a calendar year. The maximum value of the aggregate payment that any grantee may receive under the Annual Incentive Program in respect of any calendar year is $3 million, which reflects the limit in effect prior to the amendment and restatement of the Plan. Payments earned with respect to such awards may be decreased or, with respect to certain grantees who are not Covered Employees (as defined in the Plan), increased in the sole discretion of the Committee based on such factors as it deems appropriate.

Change in Control.  The Plan provides that, unless otherwise determined by the Committee at the time of grant and evidenced in the applicable award agreement, in the event of a “change in control” (as defined in the Plan), (i) any exercisable award granted under the Plan that was not previously vested and exercisable will become fully vested and exercisable and (ii) the restrictions, deferral limitations, payment conditions, and forfeiture conditions applicable to any other awards granted under the Plan will lapse and such awards will be deemed fully vested, and any performance conditions imposed with respect to awards will be deemed to be fully achieved.

Term; Amendment.  No awards will be made under the Plan following the tenth anniversary of the earlier of the date the Plan is adopted by the Board and the effective date of the Plan. Awards that are intended to be “performance-based” under Section 162(m) of the Code will not be made after the fifth anniversary of the date of the last shareholder approval of the performance goals in the Plan as described above (i.e., May 12, 2014, assuming the Plan and the Section 162(m) performance goals described above are approved by our shareholders at the 2009 Annual Meeting). Our Board may alter, amend, suspend or terminate the Plan at any time, provided, that any amendment or termination does not adversely affect any rights of a grantee under any award theretofore granted without such grantee’s consent. An amendment that requires shareholder approval in order for the Plan to continue to comply with any applicable law, regulation or stock exchange requirement will not be effective unless approved by the requisite vote of shareholders.

New Plan Benefits

Future grants under the Plan will be made at the discretion of the Committee and, accordingly, are not yet determinable. In addition, the value of the awards granted under the Plan will depend on a number of factors, including the fair market value of our common stock on future dates and the exercise decisions made by the participants. Consequently, it is not possible to determine the benefits that might be received by participants receiving discretionary grants under the Plan.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2008, certain information related to our equity compensation plans.

Securities Authorized for Issuance
Under Equity Compensation Plans as of December 31, 2008

	Number of Securities		Number of Securities Remaining
	to be Issued Upon	Weighted-Average	Available for Future Issuance Under
	Exercise	Exercise Price of	Equity Compensation Plans
	of Outstanding Options,	Outstanding Options,	(Excluding Securities Reflected in
	Warrants and Rights	Warrants and Rights	the First Column)
Equity compensation plans approved by security holders	17.0 million (a)	$34.06 (b)	22.1 million (c	)
Equity compensation plans not approved by security holders	None	Not applicable	Not applicable

(a)	Consists of shares issuable upon exercise of outstanding stock options, stock settled stock appreciation rights and restricted stock units under the 2006 Equity and Incentive Plan.

(b)	Consists of weighted-average exercise price of outstanding stock options and stock settled stock appreciation rights.

(c)	Consists of shares available for future grants under the 2006 Equity and Incentive Plan.

Certain U.S. Federal Income Tax Consequences

The following summary is intended as a general guide to the United States federal income tax consequences relating to the issuance and exercise of stock options granted under the Plan based on applicable statutory provisions as of the date of this proxy statement, which are subject to change at any time and may vary in individual circumstances. Therefore, the following is designed to provide a general understanding of the federal income tax consequences but does not attempt to describe all possible federal or other tax consequences of such grants or tax consequences based on particular circumstances (state, local, estate and other tax consequences are not addressed below). This discussion is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the U.S., other than those individuals who are taxed on a residence basis in a foreign country.

Incentive Stock Options.  An optionee generally recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code (unless the optionee is subject to the alternative minimum tax) nor are we entitled to a deduction. Optionees who neither dispose of their shares acquired upon the exercise of an incentive stock option (ISO Shares) within two years after the stock option grant date nor within one year after the exercise date and who satisfy all of the other requirements of an incentive stock option, normally will recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the exercise price of the ISO Shares. If an optionee disposes of the ISO Shares within two years after the stock option grant date or within one year after the exercise date (each a disqualifying disposition), the optionee will realize ordinary income at the time of the disposition in an amount equal to the lesser of: (i) the fair market value of the ISO Shares at the time of exercise (or, with respect to officers, the date that sale of such stock would not create liability, referred to as Section 16(b) liability, under Section 16(b) of the Exchange Act) minus the exercise price and (ii) the amount realized on such disqualifying disposition minus the exercise price of the ISO Shares. Any additional gain will be capital gain, taxed at a rate that depends upon the amount of time the ISO Shares were held by the optionee. A capital gain will be long-term if the optionee’s holding period is more than 12 months. We will generally be entitled to a deduction in connection with the disposition of the ISO Shares only to the extent that the optionee recognizes ordinary income on a disqualifying disposition of the ISO Shares.

An award agreement may provide that an optionee may pay for common stock received upon the exercise of an option (including an incentive stock option) with other shares of common stock. In general, an optionee’s transfer of stock acquired pursuant to the exercise of an incentive stock option, to acquire other stock in connection with the exercise of an incentive stock option may result in ordinary income if the transferred stock has not met the minimum statutory holding period necessary for favorable tax treatment as an incentive stock option. For example, if an optionee exercises an incentive stock option and uses the stock so acquired to exercise another incentive stock option within the two-year or one-year holding periods discussed above, the optionee may realize ordinary income under the rules summarized above.

Nonqualified Stock Options.  An optionee generally recognizes no taxable income as the result of the grant of a nonqualified stock option. Upon the exercise of a nonqualified stock option, the optionee normally recognizes ordinary income equal to the difference between the stock option exercise price and the fair market value of the shares on the exercise date. If the optionee is one of our employees, such ordinary income generally is subject to withholding of income and employment taxes. The tax basis of the stock acquired upon the exercise of any option will be equal to the sum of (i) the exercise price of such option and (ii) the amount included in income with respect to such option. Upon the sale of stock acquired by the exercise of a nonqualified stock option, any subsequent gain or loss, generally based on the difference between the sale price and the tax basis of the stock acquired on exercise, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee’s holding period is more than 12 months which is measured from the date of exercise. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonqualified stock option, except to the extent such deduction is limited by Section 280G and 162(m) of the Code (as described below).

Certain Other Tax Issues.  In addition, (i) any of our officers subject to Section 16(b) liability may be subject to special rules regarding the income tax consequences concerning their awards; (ii) any entitlement to a tax deduction on our part is subject to the applicable federal tax rules (including, without limitation, Section 162(m) of the Code regarding the $1 million limitation on deductible compensation); (iii) in the event that the exercisability or vesting of any award is accelerated because of a change in control, payments relating to the awards (or a portion thereof), either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Code, which excess amounts may be subject to excise taxes and may be nondeductible by us; and (iv) the exercise of an incentive stock option may have implications in the computation of alternative minimum taxable income.

In general, Section 162(m) of the Code denies a publicly held corporation a deduction for federal income tax purposes for compensation in excess of $1 million per year per person to its chief executive officer and certain of its other named executive officers, subject to certain exceptions. Options and SARs will generally qualify under one of these exceptions if they are granted under a plan that states the maximum number of shares with respect to which options and SARs may be granted to any individual during a specified period and the plan under which the options and SARs are granted is approved by shareholders and is administered by a compensation committee comprised of outside directors. The Plan is intended to satisfy these requirements with respect to options, SARs and cash-based awards. The Plan provides that awards of restricted stock, RSUs and other stock-based awards under the Plan may or may not be designed in a manner that satisfies the exception for performance-based compensation under Section 162(m) of the Code.

Code Section 409A provides that all amounts deferred under a nonqualified deferred compensation plan are includible in a participant’s gross income to the extent such amounts are not subject to a substantial risk of forfeiture, unless certain requirements are satisfied. If the requirements are not satisfied, in addition to current income inclusion, interest at the underpayment rate plus 1% will be imposed on the participant’s underpayments that would have occurred had the deferred compensation been includible in gross income for the taxable year in which first deferred or, if later, the first taxable year in which such deferred compensation is not subject to a substantial risk of forfeiture. The amount required to be included in income is also subject to an additional 20% tax. While most awards under the Plan are anticipated to be exempt from the requirements of Code Section 409A, awards not exempt from Code Section 409A are intended to comply with Code Section 409A.

Required Vote

The approval of this proposal requires the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote on the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS A VOTE FOR
THE PROPOSAL TO APPROVE THE AMENDMENT AND RESTATEMENT OF
THE WYNDHAM WORLDWIDE CORPORATION
2006 EQUITY AND INCENTIVE PLAN
PRIMARILY FOR PURPOSES OF SECTION 162(m) OF THE INTERNAL REVENUE CODE

SHAREHOLDER PROPOSALS

The following shareholder proposals will be voted on at the 2009 annual meeting only if properly presented by or on behalf of the shareholder proponent. The Board of Directors has recommended a vote AGAINST each of these proposals for the reasons set forth below following each proposal.

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Shareholder Proposal No. 1
Shareholder Proposal Concerning Severance Agreements

We have been advised that one of our shareholders intends to present a proposal at the 2009 Annual Meeting of Shareholders. The shareholder proposal and supporting statement, for which the Board of Directors accepts no responsibility, are set forth below.

We will furnish the name, address and stock ownership of the proponent promptly upon receiving an oral or written request by our Corporate Secretary. For the reasons set forth in its Statement in Opposition immediately following this shareholder proposal, our Board of Directors does not support this proposal and urges you to vote AGAINST this proposal.

Shareholder Proposal

“RESOLVED: that the shareholders of Wyndham Worldwide Corporation. (“the Company”) urge the Board of Directors to seek shareholder approval of future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executives’ base salary plus bonus. ‘Future severance agreements’ include employment agreements containing severance provisions, special retirement provisions and agreements renewing, modifying or extending existing such agreements. ‘Benefits’ include lump-sum cash payments (including payments in lieu of medical and other benefits); the payment of any ’gross-up’ tax liability; the estimated present value of special retirement provisions; any stock or option awards that are awarded under any severance agreement; any prior stock or option awards as to which the executive’s access is accelerated under the severance agreement; fringe benefits; and consulting fees (including reimbursable expenses) to be paid to the executive.”

Shareholder Supporting Statement

“In our opinion, severance agreements as described in this resolution, commonly known as ’golden parachutes’, are excessive in light of the high levels of compensation enjoyed by senior executives at the Company and U.S. corporations in general.

We believe that requiring shareholder approval of such agreements may have the beneficial effect of insulating the Board of Directors from manipulation in the event a senior executive’s employment must be terminated by the Company. Because it is not always practical to obtain prior shareholder approval, the Company would have the option if this proposal were implemented of seeking shareholder approval after the material terms of the agreement were agreed upon.

For those reasons, we urge shareholders to vote for this proposal.”

Board of Directors’ Statement in Opposition to Shareholder Proposal No. 1

Summary

After careful consideration, the Board of Directors recommends a vote AGAINST the foregoing proposal because the Board believes it is unnecessary and not in our best interests or the best interests of our shareholders for the following reasons:

•	Flexibility to offer competitive compensation arrangements, of which severance agreements are an important part, is an essential competitive tool for attracting and retaining executive talent;

•	The Compensation Committee of the Board, composed entirely of independent non-employee directors, is the appropriate body and mechanism to address executive compensation practices including severance benefits;

•	Severance Agreements provide stability during change-in-control transactions; and

•	Requiring shareholder approval would impose procedural hurdles that are inefficient and expensive.

Flexibility to offer competitive compensation arrangements, of which severance agreements are an important part, is an essential competitive tool for attracting and retaining executive talent

We operate in a highly competitive recruiting environment for senior executives where a limited pool of qualified individuals is targeted by a large number of companies. In order to attract and retain the most qualified and talented executives in our industry, the Board believes that our executive compensation program should offer contractual agreements that provide competitive severance benefits. This decision to offer severance benefits has been made within the context of the prevailing competitive marketplace for executive talent and after careful consideration and review of many factors (see Compensation Discussion and Analysis — 2008 Executive Compensation Elements and Decisions — Severance Arrangements). The Board believes that it is in the best interests of all shareholders for us to have the ability to attract highly-qualified and experienced executives.

The Board, unlike the proponent, does not believe that it is practicable for us to enter into severance arrangements subject to future shareholder approval. We would be unable to assure a potential senior executive that the agreement would be approved or ratified. Outstanding candidates would be unlikely to leave their current employment to join us if the terms of their employment with us were contingent on obtaining shareholder approval. This uncertainty would make our offer less valuable than those provided by other companies whose arrangements are not subject to shareholder approval. This would put us at a disadvantage to other companies with which we compete for executive talent and would create delay and uncertainty in the recruitment of senior executives. Our offer of employment under these circumstances could also require the premature public disclosure of confidential employment negotiations, which would again negatively impact the value of our offer when compared to a similar offer by one of our competitors. Therefore, the Board believes that, this proposal would increase the likelihood of losing talented executive candidates which is not in our best interests or the best interests of our shareholders.

The Compensation Committee of the Board, composed entirely of independent non-employee directors, is the appropriate body and mechanism to address executive compensation practices including severance benefits

The Board recognizes the controversy surrounding executive compensation and severance payments that have occurred at publicly traded companies in the past. The Board is highly focused on, and committed to, ensuring independent oversight of executive compensation matters and providing the proper mechanisms to achieve this end. In this regard, the Board believes that the Compensation

Committee of the Board, which is comprised entirely of independent non-employee directors, is the appropriate body and mechanism to address executive compensation practices including severance benefits, to ensure that they are reasonable and appropriate for the purpose of attracting, motivating and retaining talented executives whose skills and abilities will assist us in outperforming our competitors. The Compensation Committee approves executive compensation in a manner it believes to be in our best interests and the best interests of our shareholders and retains the services of an external independent compensation consultant to advise it on all elements of compensation regarding our senior executives, including the provision of additional expert perspective on the appropriateness and market competitiveness of the items within our senior executives’ compensation arrangements. In addition, the Compensation Committee annually reviews the compensation elements in our senior executives’ compensation arrangements to ensure market competitiveness of those arrangements. Furthermore, our strategies for executive compensation are reviewed annually by the Compensation Committee with its advisors to ensure that they remain consistent with our corporate objectives and shareholder interests. Therefore, the Board believes that compensation arrangements with senior executives, including severance agreements, should continue to be the primary responsibility of the Board acting through its Compensation Committee, which is in the best position to assess appropriate and competitive compensation practices given our business needs, market developments and emerging best practices.

Severance agreements provide stability during change-in-control transactions

During mergers, reorganizations or other change-in-control transactions, it is important for management to remain focused on protecting shareholders’ interests, and not be distracted by concerns about the security of their jobs. Thus, during a change-in-control transaction, having contractual provisions regarding severance benefits for senior executives can provide a means of ensuring the stability of the executive management team. This stability is in the best interests of all shareholders as, during such circumstances, such arrangements enable our executive officers to focus on our business operations, thereby protecting shareholders’ interests rather than dealing with potentially conflicting personal interests. The Board believes that the requirement to obtain shareholder approval for severance packages and change-in-control provisions would hinder its ability to adopt appropriate mechanisms to deal with the uncertainties that a change-in-control transaction typically creates.

Requiring shareholder approval would impose procedural hurdles that are inefficient and expensive

The Board opposes this proposal because it believes that the procedural hurdles and expense of subjecting severance agreements with senior executives to shareholder approval would put us at a competitive disadvantage in recruiting and retaining quality executives, and would also result in the incurrence of significant costs by us, to the disadvantage of our shareholders.

The Board believes that requiring prior shareholder approval of severance agreements is not in our best interests or the best interests of our shareholders because the imposition of such a requirement would make it extremely difficult to implement, in a timely manner, compensation arrangements suited to particular situations. In addition, implementation of this proposal would be costly. For instance, calling a special meeting of shareholders to approve an agreement prior to signing such agreement with an executive would, among other issues discussed in this opposition statement, cause us to incur considerable expense. Unless we incurred the significant expense of a special meeting of shareholders, such arrangements could only be entered into once a year after approval at the annual meeting of shareholders or subject to a general pre-approval, which might not be sufficient for all situations.

The Board believes that the adoption of this proposal would impose rigid and arbitrary limitations on our flexibility to design employment arrangements as needed in order to attract and retain the best qualified executives and that decisions regarding compensation arrangements, including severance agreements, should continue to be the primary responsibility of the Board, which, through its Compensation Committee, is in the best position to assess appropriate and competitive compensation practices.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS A VOTE AGAINST
THE ADOPTION OF SHAREHOLDER PROPOSAL NO. 1

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Shareholder Proposal No. 2
Shareholder Proposal Concerning Independent Chairman of the Board

We have been advised that one of our shareholders intends to present a proposal at the 2009 Annual Meeting of Shareholders. The shareholder proposal and supporting statement, for which the Board of Directors accepts no responsibility, are set forth below.

We will furnish the name, address and stock ownership of the proponent promptly upon receiving an oral or written request by our Corporate Secretary. For the reasons set forth in its Statement in Opposition immediately following this shareholder proposal, our Board of Directors does not support this proposal and urges you to vote AGAINST this proposal.

Shareholder Proposal

“RESOLVED: The shareholders of Wyndham Worldwide Corporation (“Company”) urge the Board of Directors to amend the Company’s by laws, effective upon the expiration of current employment contracts, to require that an independent director-as defined by the rules of the New York Stock Exchange (“NYSE”)-be its Chairman of the Board of Directors. The amended by laws should specify (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders, and (b) that compliance is excused if no independent director is available and willing to serve as chairman.”

Shareholder Supporting Statement

“The wave of corporate scandals at such companies as Enron, WorldCom and Tyco resulted in renewed emphasis on the importance of independent directors. For example, both the NYSE and the NASDAQ have adopted new rules that would require corporations that wish to be traded on them to have a majority of independent directors.

Unfortunately, having a majority of independent directors alone is clearly not enough to prevent the type of scandals that have afflicted Enron, WorldCom and Tyco. All of these corporations had a majority of independent directors on their boards when the scandals occurred.

All of these corporations also had a Chairman of the Board who was also an insider, usually the Chief Executive Officer (“CEO”), or a former CEO, or some other officer. We believe that no matter how many independent directors there are on a board, that board is less likely to protect shareholder interests by providing independent oversight of the officers if the Chairman of that board is also the CEO, former CEO or some other officer or insider of the company.

We also believe that it is worth noting that many of the companies that were embroiled in the financial turmoil stemming from the recent crisis in the subprime mortgage market (Bank of America, Bear Stearns, Citigroup, Countrywide, Lehman Brothers, Merrill Lynch, Morgan Stanley, Wachovia and Washington Mutual) did not have an independent Chairman of the Board of Directors.

We respectfully urge the board of our Company to change its corporate governance structure by having an independent director serve as its Chairman.”

Board of Directors’ Statement in Opposition to Shareholder Proposal No. 2

Summary

After careful consideration, the Board of Directors recommends a vote AGAINST this proposal because the Board believes it is not in our best interests or the best interests of our shareholders to require the Chairman of the Board to be independent for the following reasons:

•	Flexibility to appoint as Chairman someone who the Board determines would best serve the interests of our shareholders is essential for responsible governance and oversight; and

•	We are committed to our role of independent oversight of management and believe that we have the necessary mechanisms in place to ensure our effectiveness.

Flexibility to appoint as Chairman someone who the Board determines would best serve the interests of our shareholders is essential for responsible governance and oversight

The Board does not agree with the proponent’s view that a Chairman who is not an independent director, whether or not CEO of the company, is less likely to protect shareholder interests and provide independent oversight of management. The Board has chosen not to have a policy that mandates a decision regarding the identity of its Chairman in order to preserve the flexibility, for our benefit and the benefit of our shareholders, that allows the Board to determine, each time a new Chairman is selected, the person who is most qualified to fill the role of Chairman based upon the individual and the circumstances existing at that time. That said, the Board actively reviews its governance structure and, if at any time the Board determines that a different structure would be in our best interests and the best interests of our shareholders, we would expect the Board to take such action.

The current governance structure preserves the Board’s ability to balance its independent Board structure with the flexibility to appoint as Chairman someone with hands-on knowledge of and experience in our operations. In his capacity as our Chairman and CEO, Mr. Holmes has provided the unified and responsible management sought by the Board. The Board also believes that Mr. Holmes has demonstrated visionary and independent leadership in managing our affairs, providing strategic, operational and technical expertise and context for the matters considered by the Board. Accordingly, the Board believes that, at this time, Mr. Holmes is the appropriate candidate to serve as its Chairman and that the ability to appoint a non-independent director, such as Mr. Holmes, as Chairman is consistent with the Board’s duties to take such actions the Board believes to be in our best interests and the best interests of our shareholders.

We are committed to our role of independent oversight of management and believe that we have the necessary mechanisms in place to ensure our effectiveness

The Board is comprised of strong and independent decision makers with proven leadership abilities who bring to us extensive and varied business experience and skill. As such, our directors have been, and continue to be, dedicated proponents of Board independence and oversight of our management. Currently, five of the seven members of the Board are independent directors (due to be six independent directors in August 2009) under our Corporate Governance Guidelines and Director Independence Criteria (which meet or exceed the director independence standards of the New York Stock Exchange). The Board believes that hiring a non-independent director as Chairman does not hinder the other directors’ ability to exercise their outstanding qualities and independence as our directors. The Board understands the importance of providing independent oversight of management and that, at times, it is critical to meet and hold discussions without management present. In this regard non-management directors meet routinely in a separate executive session without the presence of management. The Audit, Corporate Governance and Compensation Committees consist entirely of independent directors under the New York Stock Exchange’s independence standards, the Sarbanes-Oxley Act and their respective Committee charters. The Audit committee takes an active role in reviewing our financial statements and related critical financial and audit matters; the Corporate

Governance Committee is responsible for and actively oversees among other things the Board nomination process and the Board’s operation and effectiveness; finally, the Compensation Committee, among other things, reviews executive compensation policy and reviews and determines elements of CEO and senior management compensation. These key Committees, which enhance the Board’s independent oversight of management, hold regular meetings and evaluate their performance annually.

The Board is committed to the highest standards of corporate governance and, to that end, has adopted Corporate Governance Guidelines that, along with the charters of the Board committees, Director Independence Criteria and Code of Business Conduct and Ethics for Directors, provide the framework for our governance. The Corporate Governance Guidelines incorporate the requirements of the New York Stock Exchange and the SEC under the Sarbanes-Oxley Act. The Director Independence Criteria evaluate the materiality of directors’ relationships and contains independence standards that exceed those specified in the listing standards of the New York Stock Exchange. This governance framework cumulatively reflects the Board’s continuing commitment to monitor the effectiveness of policy and decision making both at the Board and management level, with a view to enhancing long-term shareholder value. In addition, the Board believes that these governance policies and practices ensure that strong and independent directors will continue to oversee effectively our management and key issues related to long-range business plans, long-range strategic issues, risks and integrity.

Our Board is designed, both in the individuals serving as directors and the policies to which it adheres, to provide active oversight of management and the business.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS A VOTE AGAINST
THE ADOPTION OF SHAREHOLDER PROPOSAL NO. 2

APPENDIX A

WYNDHAM WORLDWIDE CORPORATION

2006 EQUITY AND INCENTIVE PLAN

(AMENDED AND RESTATED AS OF MAY 12, 2009)

1.	Purpose; Types of Awards; Construction.

The purposes of the Wyndham Worldwide Corporation 2006 Equity and Incentive Plan (Amended and Restated as of May 12, 2009), subject to stockholder approval at the 2009 annual meeting of stockholders on May 12, 2009 (the “Plan”) are to afford an incentive to non-employee directors, selected officers and other employees, advisors and consultants of Wyndham Worldwide Corporation (the “Company”) and its Affiliates that now exist or hereafter are organized or acquired, to continue as non-employee directors, officers, employees, advisors or consultants, as the case may be, to increase their efforts on behalf of the Company and its Affiliates and to promote the success of the Company’s business. The Plan provides for the grant of Options (including “incentive stock options” and “nonqualified stock options”), stock appreciation rights, restricted stock, restricted stock units and other stock- or cash-based awards. The Plan is designed so that Awards granted hereunder intended to comply with the requirements for “performance-based compensation” under Section 162(m) of the Code comply with such requirements, and the Plan and Awards shall be interpreted in a manner consistent with such requirements.

2.	Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a)  “Affiliate” shall mean other than the Company, (i) any Subsidiary; (ii) any Parent; (iii) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company; (iv) any corporation, trade or business (including, without limitation, a partnership or limited liability company) that directly or indirectly controls 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) of the Company; or (v) any other entity, approved by the Committee as an Affiliate under the Plan, in which the Company or any of its Affiliates has a material equity interest and which is designated as an “Affiliate” by resolution of the Committee; provided that the Stock subject to any Award constitutes “service recipient stock” for purposes of Code Section 409A or otherwise does not subject the Award to Code Section 409A.

(b)  “Annual Incentive Program” means the program described in Section 6(c) hereof.

(c)  “Award” means any Option, SAR, Restricted Stock, Restricted Stock Unit or Other Stock-Based Award or Other Cash-Based Award granted under the Plan.

(d)  “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.

(e)  “Board” means the Board of Directors of the Company.

(f)  “Cendant” means Cendant Corporation, a Delaware corporation.

(g)  “Cendant Award” shall have the meaning set forth in Section 6(b)(v).

(h)  “Change in Control” means, following the Effective Date and excluding the separation transaction pursuant to which the Company becomes a separate public corporation for the first time, a change in control of the Company, which will have occurred if:

(i)  any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (C) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Stock), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding voting securities (excluding any person who becomes such a beneficial owner in connection with a transaction immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such transaction or, if the Company or the entity surviving the transaction is then a subsidiary, the ultimate parent thereof);

(ii)  the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

(iii)  there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or

(iv)  the stockholders of the Company approve a plan of complete liquidation of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed of or, if such entity is a subsidiary, the ultimate parent thereof.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of (x) a Public Offering or (y) the consummation of any transaction or series of integrated transactions immediately following which individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions. Notwithstanding any other provision of the Plan to the contrary, to the extent that Awards under the Plan subject to Code Section 409A are payable upon a Change in Control, an event shall not be considered to be a Change in Control under the Plan with respect to such Award unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Code Section 409A.

(i)  “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

(j)  “Code Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date of the Plan.

(k)  “Committee” means the committee established by the Board to administer the Plan, the composition of which shall at all times satisfy the provisions of Rule 16b-3, Section 162(m) of the Code and applicable stock exchange rules. If for any reason the appointed Committee does not meet the requirements of Rule 16b-3 or Section 162(m) of the Code, such noncompliance with the requirements of Rule 16b-3 or Section 162(m) of the Code shall not affect the validity of the Awards, grants, interpretations or other actions of the Committee.

(l)  “Company” means Wyndham Worldwide Corporation, a corporation organized under the laws of the State of Delaware, or any successor corporation.

(m)  “Conversion Option” means an NQSO granted under Section 6(b)(v).

(n)  “Conversion Stock” means an Award of Stock granted under Section 6(b)(v).

(o)  “Covered Employee” shall have the meaning set forth in Section 162(m)(3) of the Code.

(p)  “Effective Date” means the date of stockholder approval of the amended and restated Plan at the Company’s 2009 annual meeting of stockholders (i.e., May 12, 2009), subject to Sections 8(d)(i) and 8(e).

(q)  “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

(r)  “Fair Market Value” of a share of Stock shall be determined for purposes of the Plan, including, without limitation, with respect to the granting of any Award by using the closing price of Stock as of the date such Award is granted, unless otherwise determined by the Committee or required by applicable law. Notwithstanding the foregoing, if at the time of grant or other applicable event, the Stock is not then listed on a national securities exchange, “Fair Market Value” shall mean, (i) if the shares of Stock are then traded in an over-the-counter market, the average of the bid and ask price for shares of Stock in such over-the-counter market (determined at the same time as contemplated in clauses (A) and (B) above with respect to the applicable action), and (ii) if the shares of Stock are not then listed on a national securities exchange or traded in an over-the-counter market, or the value of such shares is not otherwise determinable, such value as determined by the Committee in its sole discretion.

(s)  “Grantee” means a person who, as a non-employee director, officer or other employee, advisor or consultant of the Company or its Affiliate, has been granted an Award under the Plan.

(t)  “ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

(u)  “Long Term Incentive Program” means the program described in Section 6(b) hereof.

(v)  “Non-Employee Director” means any director of the Company who is not also employed by the Company or any of its Affiliates.

(w)  “NQSO” means any Option that is not designated as an ISO.

(x)  “Option” means a right, granted to a Grantee under Section 6(b)(i) or 6(b)(v), to purchase shares of Stock. An Option may be either an ISO or an NQSO, provided that ISOs may be granted only to employees of the Company or a Parent or Subsidiary of the Company.

(y)  “Other Cash-Based Award” means cash awarded under the Annual Incentive Program or the Long Term Incentive Program, including cash awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan.

(z)  “Other Stock-Based Award” means a right or other interest granted to a Grantee under the Annual Incentive Program or the Long Term Incentive Program that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, including but not limited to (i) unrestricted Stock awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan, and (ii) a right granted to a Grantee to acquire Stock from the Company containing terms and conditions prescribed by the Committee.

(aa)  “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(bb)  “Performance Goals” means performance goals based on one or more of the following criteria, determined in accordance with generally accepted accounting principles where applicable: (i) pre-tax income or after-tax income; (ii) pre-tax or after-tax profits; (iii) income or earnings including operating income, earnings before or after taxes, earnings before interest, taxes, depreciation and amortization, earnings before or after interest, depreciation, amortization, or extraordinary or special items, or a combination of any or all of the foregoing; (iv) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (v) earnings or book value per share (basic or diluted); (vi) return on assets (gross or net), return on investment, return on capital, return on invested capital or return on equity; (vii) return on revenues; (viii) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (ix) economic value created; (x) operating margin or profit margin (gross or net); (xi) stock price or total stockholder return; (xii) income or earnings from continuing operations; (xiii) after-tax or pre-tax return on stockholders’ equity; (xiv) growth in the value of an investment in the Company’s common stock assuming the reinvestment of dividends; (xv) operating profits or net operating profits; (xvi) working capital; (xvii) gross or net sales, revenue and growth of sales revenue (either before or after cost of goods, selling and general administrative expenses, and any other expenses or interest); (xviii) cost targets, reductions and savings (including, without limitation, the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee), expense management, productivity and efficiencies; (xix) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to divestitures, joint ventures and similar transactions; and (xx) any combination of the foregoing. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criterion or the attainment of a percentage increase or decrease in the particular criterion, and may be applied to one or more of the Company or its Affiliates, or a division or strategic business unit of the Company, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Each of the foregoing Performance Goals shall be evaluated in accordance with generally accepted accounting principles, where applicable, and shall be subject to certification by the Committee. The Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or its Affiliates or the financial statements of the Company or its Affiliates, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to a corporate transaction (including, without limitation, a disposition or acquisition) or related to a change in accounting principles, all as determined in accordance with standards established by Opinion No. 30 of the Accounting Principles Board.

(cc)  “Performance Period” shall mean the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Grantee’s right to and the payment of an Award.

(dd)  “Plan” means this Wyndham Worldwide Corporation 2006 Equity and Incentive Plan (Amended and Restated as of May 12, 2009), as amended from time to time.

(ee)  “Plan Year” means a calendar year.

(ff)  “Public Offering” means an offering of securities of the Company that is registered with the Securities and Exchange Commission.

(gg)  “Restricted Stock” means an Award of shares of Stock to a Grantee under Section 6(b)(iii) that may be subject to certain restrictions and to a risk of forfeiture.

(hh)  “Restricted Stock Unit” or “RSU” means a right granted to a Grantee under Section 6(b)(iv) or 6(b)(v) to receive Stock or cash at the end of a specified period, which right may be conditioned on the satisfaction of specified performance or other criteria.

(ii)  “Rule 16b-3” means Rule 16b-3, as from time to time in effect promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, including any successor to such Rule.

(jj)  “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

(kk)  “Stock” means shares of the common stock, par value $0.01 per share, of the Company.

(ll)  “Stock Appreciation Right” or “SAR” means the right, granted to a Grantee under Section 6(b)(ii), to be paid an amount measured by the appreciation in the Fair Market Value of Stock from the date of grant to the date of exercise of the right.

(mm)  “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(nn)  “Ten Percent Stockholder” shall mean a person owning stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, its Parent or any Subsidiary.

3.	Administration.

The Plan shall be administered by the Board or by such Committee that the Board may appoint for this purpose. If a Committee is appointed to administer the Plan, all references herein to the “Committee” shall be references to such Committee. If no Committee is appointed by the Board to administer the Plan, all references herein to the “Committee” shall be references to the Board. The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the type and number of Awards to be granted, the number of shares of Stock to which an Award may relate and the terms, conditions, restrictions and performance criteria relating to any Award; to determine Performance Goals no later than such time as required to ensure that an underlying Award which is intended to comply with the requirements of Section 162(m) of the Code so complies; and to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, or surrendered; to make adjustments in the terms and conditions of, and the Performance Goals (if any) included in, Awards; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the Award Agreements (which need not be identical for each Grantee); and to make all other determinations deemed necessary or advisable for the administration of the Plan. The Committee may adopt special guidelines and provisions for persons who are residing in, or subject to, the taxes of, countries other than the United States to comply with applicable tax and securities laws and may impose any limitations and restrictions that they deem necessary to comply with the applicable tax and securities laws of such countries other than the United States. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs, and provided further, outstanding Options or SARs may not be replaced or cancelled in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval. To the extent applicable, the Plan is intended to comply with the applicable requirements of Rule 16b-3 and the exception for performance-based compensation under Section 162(m) of the Code with regard to Options, Stock Appreciation Rights, certain awards of Other Stock- or Cash-Based Awards and in certain cases, all other Awards under the Plan, and shall be limited, construed and interpreted in a manner so as to comply therewith.

The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including but not limited to the Company and its Affiliates or any Grantee (or any person claiming any rights under the Plan from or through any Grantee) and any stockholder.

No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

4.	Eligibility.

Awards may be granted to selected non-employee directors, officers and other employees, advisors or consultants of the Company or its Affiliates, in the discretion of the Committee. In determining the persons to whom Awards shall be granted and the type of any Award (including the number of shares to be covered by such Award), the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

5.	Stock Subject to the Plan.

The maximum number of shares of Stock reserved for issuance under the Plan shall be 36,700,000 including all shares to be issued pursuant to Conversion Options or Conversion Stock, and pursuant to the Company’s Non-Employee Directors Deferred Compensation Plan, Savings Restoration Plan, and Officer Deferred Compensation Plan, subject to adjustment as provided herein. No more than (i) 1 million shares of Stock may be made subject to Options (other than Conversion Options) or SARs to a single individual in a single Plan Year, (ii) 250,000 shares of Stock may be made subject to stock-based awards other than Options or SARs (including Restricted Stock and Restricted Stock Units (but other than Conversion Stock) or Other Stock-Based Awards denominated in shares of Stock) to a single individual in a single Plan Year, and (iii) 1 million shares of Stock may be issued pursuant to the exercise of ISO’s, in each case, subject to adjustment as provided herein. Determinations made in respect of the limitations set forth in the immediately preceding sentence shall be made in a manner consistent with Section 162(m) of the Code. Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. If any shares subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award terminates or expires without a distribution of shares to the Grantee, or if shares of Stock are surrendered or withheld as payment of either the exercise price of an Award and/or withholding taxes in respect of an Award, the shares of Stock with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, withholding, termination or expiration, again be available for Awards under the Plan. Upon the exercise of any Award granted in tandem with any other Award, such related Award shall be cancelled to the extent of the number of shares of Stock as to which the Award is exercised and, notwithstanding the foregoing, such number of shares shall no longer be available for Awards under the Plan.

In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, Stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Grantees under the Plan, then the Committee shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares of Stock or other property (including cash) that may thereafter be issued in connection with Awards, (ii) the number and kind of shares of Stock or other property (including cash) issued or issuable in respect of outstanding Awards, (iii) the exercise price, grant price, or purchase price relating to any Award; provided, that, with respect to ISOs, such adjustment shall be made in accordance with Section 424(h) of the Code, and with respect to NQSOs, such adjustment shall be made in a manner intended to comply with Code Section 409A, (iv) annual award limitations set forth in this Section 5; and (v) the Performance Goals applicable to outstanding Awards.

6.	Specific Terms of Awards.

(a)  General.  The term of each Award shall be for such period as may be determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or its Affiliates upon the grant, vesting, maturation, or exercise of an Award may be made in such forms as the Committee shall determine at the date of grant or thereafter, including, without limitation, cash, Stock, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis in a manner intended to comply with Code Section 409A. The Committee may make rules relating to installment or deferred payments with respect to Awards, including the rate of interest to be credited with respect to such payments. In addition to the foregoing, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.

(b)  Long Term Incentive Program.  Under the Long Term Incentive Program, the Committee is authorized to grant the Awards described in this Section 6(b), under such terms and conditions as deemed by the Committee to be consistent with the purposes of the Plan. Such Awards may be granted with value and payment contingent upon Performance Goals. Except as otherwise set forth herein or as may be determined by the Committee, each Award granted under the Long Term Incentive Program shall be evidenced by an Award Agreement containing such terms and conditions applicable to such Award as the Committee shall determine at the date of grant or thereafter.

(i)  Options.  The Committee is authorized to grant Options to Grantees on the following terms and conditions:

(A)  Type of Award.  The Award Agreement evidencing the grant of an Option under the Plan shall designate the Option as an ISO or an NQSO. To the extent that any Option does not qualify as an ISO (whether because of its provisions or the time or manner of its exercise or otherwise), such Option or the portion thereof which does not qualify, shall constitute a separate NQSO. Notwithstanding any other provision of this Plan to the contrary or any provision in an Award Agreement to the contrary, any Option granted to an employee of an Affiliate (other than one described in Section 2(a)(i) or (ii)) shall be an NQSO.

(B)  Exercise Price.  The exercise price per share of Stock purchasable under an Option shall be determined by the Committee, but, subject to Section 6(b)(v), in no event shall the per share exercise price of any Option be less than the Fair Market Value of a share of Stock on the date of grant of such Option; provided, however, if an ISO is granted to a Ten Percent Stockholder, the per share exercise price shall not be less than 110% of the Fair Market Value of the share of Stock on the date of grant of such ISO. The exercise price for Stock subject to an Option may be paid in cash or by an exchange of Stock previously owned by the Grantee for at least six months (if acquired from the Company), through a “broker cashless exercise” procedure approved by the Committee (to the extent permitted by law), or a combination of the above, in any case in an amount having a combined value equal to such exercise price. An Award Agreement may provide that a Grantee may pay all or a portion of the aggregate exercise price by having shares of Stock with a Fair Market Value on the date of exercise equal to the aggregate exercise price withheld by the Company.

(C)  Term and Exercisability of Options.  The date on which the Committee adopts a resolution expressly granting an Option shall be considered the day on which such Option is granted. The term of each Option shall be fixed by the Committee, but no Option shall be exercisable more than ten years after the date the Option is granted; provided, however, that the term of an ISO granted to a Ten Percent Stockholder may not exceed five years. Options shall be exercisable over the term at such times and upon such conditions as the Committee may determine, as reflected in the Award Agreement; provided, that the Committee shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. An Option may be exercised to the extent of any or all full shares of Stock as to which the Option has become exercisable, by giving written notice of such exercise to the Committee or its designated agent.

(D)  Termination of Employment/Service.  An Option may not be exercised unless the Grantee is then a director of, in the employ of, or providing services to, the Company or its Affiliates, and unless the Grantee has remained continuously so employed, or continuously maintained such relationship, since the date of grant of the Option; provided, that the Award Agreement may contain provisions extending the exercisability of Options, in the event of specified terminations of employment or service, to a date not later than the expiration date of such Option.

(E)  Incentive Stock Option Limitations.  To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Stock with respect to which ISOs are exercisable for the first time by a Grantee during any calendar year under the Plan and/or any other stock option plan of the Company, its Parent or any Subsidiary exceeds $100,000, such Options shall be treated as Options which are not ISOs. In addition, if a Grantee does not remain employed by the Company, its Parent or any Subsidiary at all times from the time the Option is granted until three months prior to the date of exercise (or such other period as required by applicable law), such Option shall be treated as an Option which is not an ISO. Should the foregoing provisions not be necessary in order for Options to qualify as an ISO, or should any additional provisions be required, the Committee may amend the Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company.

(F)  Other Provisions.  Options may be subject to such other conditions including, but not limited to, restrictions on transferability of the shares acquired upon exercise of such Options, as the Committee may prescribe in its discretion or as may be required by applicable law.

(ii)  SARs.  The Committee is authorized to grant SARs to Grantees on the following terms and conditions:

(A)  In General.  Unless the Committee determines otherwise, a SAR (1) granted in tandem with an NQSO may be granted at the time of grant of the related NQSO or at any time thereafter or (2) granted in tandem with an ISO may only be granted at the time of grant of the related ISO. A SAR granted in tandem with an Option shall be exercisable only to the extent the underlying Option is exercisable. Payment of a SAR may be made in cash, Stock, or property as specified in the Award or determined by the Committee. The grant price per share of Stock subject to a SAR shall be determined by the Committee at the time of grant, provided that the per share grant price of a SAR, whether or not granted in tandem with an Option, shall not be less than 100% of the Fair Market Value of the Stock at the time of grant.

(B)  Right Conferred.  A SAR shall confer on the Grantee a right to receive an amount with respect to each share subject thereto, upon exercise thereof, equal to the excess of (1) the Fair Market Value of one share of Stock on the date of exercise over (2) the grant price of the SAR (which in the case of an SAR granted in tandem with an Option shall be equal to the exercise price of the underlying Option, and which in the case of any other SAR shall be such price as the Committee may determine).

(C)  Term and Exercisability of SARs.  The date on which the Committee adopts a resolution expressly granting a SAR shall be considered the day on which such SAR is granted. SARs shall be exercisable over the exercise period (which shall not exceed the lesser of ten years from the date of grant or, in the case of a tandem SAR, the expiration of its related Award), at such times and upon such conditions as the Committee may determine, as reflected in the Award Agreement; provided, that the Committee shall have the authority to accelerate the exercisability of any outstanding SAR at such time and under such circumstances as it, in its sole discretion, deems appropriate. A SAR may be exercised to the extent of any or all full shares of Stock as to which the SAR (or, in the case of a tandem SAR, its related Award) has become exercisable, by giving written notice of such exercise to the Committee or its designated agent.

(D)  Termination of Employment/Service.  A SAR may not be exercised unless the Grantee is then a director of, in the employ of, or providing services to, the Company or its Affiliates, and unless the Grantee has remained continuously so employed, or continuously maintained such relationship, since the date of grant of the SAR; provided, that the Award Agreement may contain provisions extending the exercisability of the SAR, in the event of specified terminations of employment or service, to a date not later than the expiration date of such SAR (or, in the case of a tandem SAR, its related Award).

(E)  Other Provisions.  SARs may be subject to such other conditions including, but not limited to, restrictions on transferability of the shares acquired upon exercise of such SARs, as the Committee may prescribe in its discretion or as may be required by applicable law.

(iii)  Restricted Stock.  The Committee is authorized to grant Restricted Stock to Grantees on the following terms and conditions:

(A)  Issuance and Restrictions.  Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee may determine. The Committee may place restrictions on Restricted Stock that shall lapse, in whole or in part, only upon the attainment of Performance Goals. The Committee may designate an Award of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code by conditioning the Award or the lapse of restrictions on the achievement of Performance Goals; provided that the Committee shall establish the objective Performance Goals at such time required under Section 162(m) of the Code and while the outcome of the Performance Goals are substantially uncertain. Except to the extent restricted under the Award Agreement relating to the Restricted Stock, a Grantee granted Restricted Stock shall have all of the rights of a stockholder including, without limitation, the right to vote Restricted Stock and the right to receive dividends thereon.

(B)  Forfeiture.  Upon termination of employment with or service to, or termination of the director or independent contractor relationship with, the Company or its Affiliates during the applicable restriction period, Restricted Stock and any accrued but unpaid dividends that are then subject to restrictions shall be forfeited. Notwithstanding the foregoing, the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock; provided that, Restricted Stock that is intended to comply with Section 162(m) of the Code will be based on the actual achievement of the Performance Goals through the date of such termination.

(C)  Certificates for Stock.  Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine, including, without limitation, requiring the shares of Restricted Stock be held in uncertificated book entry form. If certificates representing Restricted Stock are registered in the name of the Grantee, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company shall retain physical possession of the certificate.

(D)  Dividends.  Stock distributed in connection with a stock split or stock dividend, and cash or other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed, and shall be settled as the same time as the Restricted Stock to which it relates.

(iv)  Restricted Stock Units.  The Committee is authorized to grant Restricted Stock Units to Grantees, subject to the following terms and conditions:

(A)  Award and Restrictions.  Delivery of Stock or cash, as determined by the Committee, will occur upon expiration of the deferral period specified for Restricted Stock Units by the Committee. The Committee may place restrictions on Restricted Stock Units that shall lapse, in whole or in part, only upon the attainment of Performance Goals. The Committee may designate an Award of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code by conditioning the Award or the lapse of restrictions on the achievement of Performance Goals; provided that the Committee shall establish the objective Performance Goals at such time required under Section 162(m) of the Code and while the outcome of the Performance Goals are substantially uncertain. The Committee may award dividend equivalents relating to Restricted Stock Units on terms and conditions as it determines.

(B)  Forfeiture.  Upon termination of employment with or service to, or termination of director or independent contractor relationship with, the Company or its Affiliates during the applicable deferral period or portion thereof to which forfeiture conditions apply, or upon failure to satisfy any other conditions precedent to the delivery of Stock or cash to which such Restricted Stock Units relate, all Restricted Stock Units and any accrued but unpaid dividend equivalents that are then subject to deferral or restriction shall be forfeited. Notwithstanding the foregoing, the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock Units will be waived in whole or in part in the event of termination resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock Units; provided that, Restricted Stock Units that are intended to comply with Section 162(m) of the Code will be based on the actual achievement of the Performance Goals through the date of such termination.

(C)  Director Deferred Compensation Awards.  The Company shall issue RSUs pursuant to this Section 6(b)(iv)(C) for the purpose of fulfilling the Company’s obligations under its Non-Employee Directors Deferred Compensation Plan (the “Deferred Compensation Plan”); provided, that certain terms and conditions of the grant and payment of such RSUs set forth in the Deferred Compensation Plan (and only to the extent set forth in such plan) shall supercede the terms generally applicable to RSUs granted under the Plan. RSUs granted under this paragraph need not be evidenced by an Award Agreement unless the Committee determines that such an Award Agreement is desirable for the furtherance of the purposes of the Plan and the Deferred Compensation Plan.

(D)  Non-Employee Director Compensatory Awards.  The Company shall issue RSUs payable only in Stock (unless the Committee determines otherwise) pursuant to the Company’s non-employer director compensation program, and shall issue Stock in settlement of such RSUs in accordance with such program and the terms of this Plan.

(v)  Converted Cendant Awards.  The Committee is authorized to grant Options and Stock awards (such Options and Stock awards, “Conversion Options” and Conversion Stock,” respectively) in connection with the equitable adjustment by Cendant of certain stock options and restricted stock unit awards previously granted to Grantees by Cendant (such Cendant awards, the “Cendant Awards”). Notwithstanding any other provision of the Plan to the contrary, and in any event in accordance with a formula for the conversion of Cendant Awards determined by the Board in its sole discretion, (i) the number of shares to be subject to a Conversion Option or Conversion Stock shall be determined by the Committee and (ii) the per share exercise price of a Conversion Option shall be determined by the Committee.

(vi)  Other Stock- or Cash-Based Awards.  The Committee is authorized to grant Awards to Grantees in the form of Other Stock-Based Awards or Other Cash-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. Awards granted pursuant to this paragraph may be granted with value and payment contingent upon Performance Goals, so long as such goals relate to periods of performance in excess of one calendar year. The Committee may designate an Other Stock- or Cash-Based Award as “performance-based compensation” under Section 162(m) of the Code by conditioning the Award or the lapse of restrictions on the achievement of Performance Goals; provided that the Committee shall establish the objective Performance Goals at such time required under Section 162(m) of the Code and while the outcome of the Performance Goals are substantially uncertain. The Committee shall determine the terms and conditions of such Awards at the date of grant or thereafter. Performance Periods under this Section 6(b)(vi) may overlap. The maximum value of the aggregate payment that any Grantee may receive pursuant to this Section 6(b)(vi) in respect of any Plan Year is $1 million. Payments earned hereunder may be decreased or, with respect to any Grantee who is not a Covered Employee, increased in the sole discretion of the Committee based on such factors as it deems appropriate. No such payment shall be made to a Covered Employee prior to the certification by the Committee that the Performance Goals have been attained. The Committee may establish such other rules applicable to the Other Stock- or Cash-Based Awards to the extent not inconsistent with Section 162(m) of the Code.

(c)  Annual Incentive Program.  In addition to Awards granted under Section 6(b), the Committee is authorized to grant stock- and cash-based Awards to Grantees pursuant to the Annual Incentive Program, under such terms and conditions as deemed by the Committee to be consistent with the purposes of the Plan. Awards granted pursuant to this paragraph may be granted with value and payment contingent upon Performance Goals, so long as such goals relate to periods of performance of one calendar year or less. The Committee may designate an Award granted under the Annual Incentive Program as “performance-based compensation” under Section 162(m) of the Code by conditioning the Award or the lapse of restrictions on the achievement of Performance Goals; provided that the Committee shall establish the objective Performance Goals at such time required under Section 162(m) of the Code and while the outcome of the Performance Goals are substantially uncertain. Grantees will be selected by the Committee with respect to participation for a Plan Year. The maximum value of the aggregate payment that any Grantee may receive under the Annual Incentive Program in respect of any Plan Year is $3 million. Payments earned hereunder may be decreased or, with respect to any Grantee who is not a Covered Employee, increased in the sole discretion of the Committee based on such factors as it deems appropriate. No such payment shall be made to a Covered Employee prior to the certification by the Committee that the Performance Goals relating to Awards hereunder have been attained. The Committee may establish such other rules applicable to the Annual Incentive Program to the extent not inconsistent with Section 162(m) of the Code.

7.	Change in Control Provisions.

Unless otherwise determined by the Committee at the time of grant and evidenced in an Award Agreement, in the event of a Change of Control:

(a)  any Award carrying a right to exercise that was not previously vested and exercisable shall become fully vested and exercisable; and

(b)  the restrictions, deferral limitations, payment conditions, and forfeiture conditions applicable to any other Award granted under the Plan shall lapse and such Awards shall be deemed fully vested, and any performance conditions imposed with respect to Awards shall be deemed to be fully achieved.

8.	General Provisions.

(a)  Nontransferability.  Unless otherwise provided in an Award Agreement, Awards shall not be transferable by a Grantee except by will or the laws of descent and distribution and shall be exercisable during the lifetime of a Grantee only by such Grantee or his guardian or legal representative.

(b)  No Right to Continued Employment, etc.  Nothing in the Plan or in any Award, any Award Agreement or other agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ of, or to continue as a director of, or to continue to provide services to, the Company or its Affiliates or to be entitled to any remuneration or benefits not set forth in the Plan or such Award Agreement or other agreement or to interfere with or limit in any way the right of the Company or any Affiliate to terminate such Grantee’s employment, or director or independent contractor relationship.

(c)  Taxes.  The Company and its Affiliates are authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any other payment to a Grantee, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Grantees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Grantee’s tax obligations. The Committee may provide in the Award Agreement that in the event that a Grantee is required to pay any amount to be withheld in connection with the issuance of shares of Stock in settlement or exercise of an Award, the Grantee may satisfy such obligation (in whole or in part) by electing to have a portion of the shares of Stock to be received upon settlement or exercise of such Award equal to the minimum amount required to be withheld.

(d)  Stockholder Approval; Amendment and Termination.

(i)  The Plan shall take effect upon, and be subject to, the requisite approval of the stockholders of the Company. Notwithstanding any other provision of the Plan to the contrary, if stockholders of the Company do not approve the amendment and restatement of the Plan at the 2009 annual meeting, the amendment and restatement of the Plan shall be null and void ab initio and the Plan as in effect prior to such amendment and restatement shall continue to apply in full force and effect.

(ii)  The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, an amendment that requires stockholder approval in order for the Plan to continue to comply with Section 162(m) or any other law, regulation or stock exchange requirement shall not be effective unless approved by the requisite vote of stockholders. Notwithstanding the foregoing, no amendment to or termination of the Plan shall affect adversely any of the rights of any Grantee, without such Grantee’s consent, under any Award theretofore granted under the Plan.

(e)  Expiration of Plan.  Unless earlier terminated by the Board pursuant to the provisions of the Plan, the Plan shall expire on the tenth anniversary of the earlier of the date the Plan is adopted by the Board and the Effective Date. Notwithstanding the foregoing, no Award (other than an Option or Stock Appreciation Right) that is intended to be “performance-based” under Section 162(m) of the Code shall be granted on or after the fifth anniversary of the stockholder approval of the Plan unless the Performance Goals are reapproved (or other designated performance goals are approved) by the stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders approve the Performance Goals. No Awards shall be granted under the Plan after such expiration date, but Awards granted prior to such date may, and the Committee’s authority to administer the terms of such Awards, extend beyond that date. The expiration of the Plan shall not affect adversely any of the rights of any Grantee, without such Grantee’s consent, under any Award theretofore granted.

(f)  Deferrals.  The Committee shall have the authority to establish such procedures and programs that it deems appropriate to provide Grantees with the ability to defer receipt of cash, Stock or other property payable with respect to Awards granted under the Plan, provided that such deferrals are made in a manner intended to comply with Code Section 409A.

(g)  No Rights to Awards; No Stockholder Rights.  No Grantee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Grantees. Except as provided specifically herein, a Grantee or a transferee of an Award shall have no rights as a stockholder with respect to any shares covered by the Award until the date of the issuance of a stock certificate to him for such shares.

(h)  Unfunded Status of Awards.  The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Grantee pursuant to an Award, nothing contained in the Plan or any Award shall give any such Grantee any rights that are greater than those of a general creditor of the Company.

(i)  No Fractional Shares.  No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j)  Regulations and Other Approvals.

(i)  The obligation of the Company to sell or deliver Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

(ii)  Each Award is subject to the requirement that, if at any time the Committee determines, in its absolute discretion, that the listing, registration or qualification of Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Stock, no such Award shall be granted or payment made or Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.

(iii)  In the event that the disposition of Stock acquired pursuant to the Plan is not covered by a then-current registration statement under the Securities Act and is not otherwise exempt from such registration, such Stock shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Committee may require a Grantee receiving Stock pursuant to the Plan, as a condition precedent to receipt of such Stock, to represent to the Company in writing that the Stock acquired by such Grantee is acquired for investment only and not with a view to distribution.

(iv)  The Committee may require a Grantee receiving Stock pursuant to the Plan, as a condition precedent to receipt of such Stock, to enter into a stockholder agreement or “lock-up” agreement in such form as the Committee shall determine is necessary or desirable to further the Company’s interests.

(k)  Governing Law.  The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

(l)  Tax Laws.  Although the Company does not guarantee the particular tax treatment of an Award granted under the Plan, Awards made under the Plan are intended to comply with, or be exempt from, the applicable requirements of Code Section 409A and all Awards shall be interpreted in accordance with Code Section 409A.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 2 AND 3, AND “AGAINST” PROPOSALS 4 AND 5. Pe l ase mark your votes as X n i dicated in this example The Board of Directors of Wyndham Worldwide Corporation recommends a vote The Board of Directors of Wyndham Worldwide Corporation recommends a vote “FOR” “FOR” the election of each nominee as Director. Proposals 2 and 3. FOR WITHHOLD FOR AGAINST ABSTAIN 1. Ele ction of Directors for a all nomin ees AUTHORITY 2. To ratify and approve the appoin tment of Deloitte & Touche LLP as listed except to vote for Wyndham Worldwide Corporation’s independent regis tered publi c three-year term expirin g at *EXCEPTIONS as indicated all nomin ees accounting firm for the fiscal year ending December 31, 2009. the 2012 Annual Meeting: 3. To approve the amendment and restatement of the Wyndham Nominees: Worldwide Corporation 2006 Equity and Incentive Pla n primarily 0 1 Myra J. Biblo wit for purposes of Section 162(m) of the Internal Revenue Code. 0 2 Stephen P. Holmes 0 3 Pauline D.E. Richards The Board of Directors of Wyndham Worldwide Corporation recommends a vote “AGAINST” Sharehold er Proposals No. 1 and No. 2 in items 4 and 5. (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided 4. Shareholder Proposal No. 1 — Concerning Severance below.) Agreements *Exceptio ns 5. Shareholder Proposal No. 2 — Concerning Independent Chairman of the Board. Please GIF P/C and drop into pn 100 and up. I Pla n to attend the Meeting Mark Here for Address Change or Comments SEE REVERSE Signature Signature Date NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. FOLD AND DETACH HERE WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. Internet and telephone voting is available through 11:59 PM Eastern Time the day prio r to annual meeting day. INTERNET http://www.proxyvoting.com/wyn Wyndham Worldwide Use the Internet to vote your proxy. Have your proxy card in hand when you access Corporation the web site. OR TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, You can view our Annual Report on Form 10-K and Proxy signed and returned your proxy card. Statement on the internet at http://www.WyndhamWorldwide.com/investors/annual_meeting.cfm 45664

PROXY WYNDHAM WORLDWIDE CORPORATION Annual Meeting of Shareholders — May 12, 2009 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoin ts Stephen P. Holmes, Scott G. McLester and Lynn A. Feldman, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in -fact and hereby authoriz es them to represent and vote, as provided on the other side, al the shares of Wyndham Worldwide Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meetin g of Sharehold ers of the company to be held May 12, 2009 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. (Continued and to be marked, dated and signed, on the other side) BNY MELLON SHAREOWNER SERVICES Address Change/Comments P.O. BOX 3550 (Mark the corresponding box on the reverse side) SOUTH HACKENSACK, NJ 07606-9250 FOLD AND DETACH HERE ADMISSION TICKET Bring this admission ticket with you to the meeting on May 12, 2009. Do not mail. This admission tic ket admit s you to the meeting. You will not be allowed to attend the meeting wit hout an admis sion tic ket or other proof of stock ownership. WYNDHAM WORLDWIDE CORPORATION 2009 Annual Meeting of Shareholders Tuesday, May 12, 2009 2:00 p.m., local time Birchwood Manor 111 North Jefferson Road Whippany, New Jersey 07981 NON-TRANSFERABLE NON TRANSFERABLE Choose MLinkSM for fast,e asy and secure 24/7 onlin e access to your future proxy materials, in vestment plan statements, tax documents and more. Simply lo g on to Investor ServiceDirect® at www.bnymel on.com/shareowner/is d where step-by-step instructio ns will prompt you through enrollment. 45664